Exhibit 4.21.1

PURCHASE AND SALE AGREEMENT

Between

SAHN EAGLE LLC,

a Delaware limited liability company,

as SELLER,

and

WALL STREET GLOBAL TRAINING CENTER, INC., a New York not-for-profit corporation as PURCHASER

Property:

Unit 1

72 Wall Street Condominium

73 Pine Street

New York, New York

36.	JURISDICTION AND SERVICE OF PROCESS	45
37.	WAIVER OF TRIAL BY JURY	45
38.	MISCELLANEOUS	45
39.	ATTORNEYS’ FEES	46
40.	EXCULPATION	46
41.	SURVIVAL	47

Exhibits

Exhibit A	Description of the Land
Exhibit B	Form of Bill of Sale
Exhibit C	Form of FIRPTA Affidavit
Exhibit D	Form of Deed
Exhibit E	Form of Omnibus Assignment and Assumption Agreement
Exhibit F	Form of Assignment and Assumption of Contracts

Schedules

Schedule 8	Excluded Property
Schedule 14(a)(iii)	List of Contracts
Schedule 14(a)(iv)	Litigation
Schedule 14(a)(ix)	List of Tax Certiorari Proceedings

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) made as of October 4, 2011 (the “Effective Date”) between SAHN EAGLE LLC, a Delaware limited liability company (“Seller”), and WALL STREET GLOBAL TRAINING CENTER, INC., a New York not-for-profit corporation (“Purchaser”).

W I T N E S S E T H :

WHEREAS, Seller is the owner and holder of the fee simple estate in and to that certain commercial condominium unit, known as Unit 1 in the 72 Wall Street Condominium (the “Condominium”), which Unit 1 is in the building located at 73 Pine Street, Borough of Manhattan, County and State of New York (the “Building”), and all appurtenances to Unit 1, including an undivided 26.7% interest in the Common Elements (as such term is defined in the Declaration and which term shall be deemed to include Seller’s right, title and interest in any limited common elements attributable to or used in connection with the Unit) of the Condominium, all as more particularly described in Exhibit A attached hereto (collectively, the “Unit”); and

WHEREAS, Seller desires to sell to Purchaser the Property (as hereinafter defined), and Purchaser desires to purchase the Property from Seller, upon and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.	DEFINITIONS.

Actual Knowledge	Section 14(c)
Agreement	Preamble
Anti-Money Laundering Laws	Section 15(a)(vii)
Apportionment Date	Section 7(a)
Asbestos	Section 13(c)
Bridge	Section 2(a)
Broker	Section 18(a)
Building	Recitals
Business day	Section 4(g)
Casualty Election Date	Section 16(c)
City Registrar’s Office	Section 2(a)
Closing	Section 22
Closing Date	Section 22
Code	Section 25
Commitment	Section 6(a)
Condominium	Recitals
Condominium Instruments	Section 2(a)

Contracts	Section 7(a)(iv)
Day	Section 4(g)
Default Rate	Section 7(h)
Deposit	Section 4(b)
Diligence Party	Section 14(c)
Disclosed Survey Items	Section 5(a)
Disclosure Parties	Section 33(a)
Effective Date	Preamble
Environmental Laws	Section 13(c)
ERISA	Section 15(a)(v)
Escrow Agent	Section 4(b)
Excluded Property	Section 8
Existing Survey	Section 5(a)
Existing Title Policy	Section 5(b)
Final Adjustment Statement	Section 7(g)
Financial Institution	Section 15(a)(vi)
FIRPTA	Section 25
Force Majeure Event	Section 38(d)
Hazardous Materials	Section 13(c)
Intangible Personalty	Section 2(a)
Limitation Period	Section 14(b)
Minimum Amount	Section 24(c)
Notice of Breach	Section 14(b)
Notices	Section 23
OFAC	Section 15(a)(vi)
Objection Cut Off Date	Section 6(b)
Patriot Act	Section 15(a)(vii)
PCBs	Section 13(c)
Permits	Section 2(a)
Permitted Assignee	Section 32(b)
Permitted Encumbrances	Section 5
Person	Section 15(a)(vi)
Personalty	Section 2(a)
Post-Closing Damage Cap	Section 24(c)
Property	Section 2(a)
Property Taxes	Section 7(a)(i)
Protected Information	Section 7(g)
Purchase Price	Section 4

Purchaser	Preamble
Purchaser Party	Section 15(a)(vi)
Purchaser Qualification	Section 12(a)(i)
Purchaser’s Objection Notice	Section 6(b)
Purchaser’s Representatives	Section 3(c)
Remedy	Section 6(b)
Representation	Section 14(a)
Seller	Preamble
Seller Knowledge Individual	Section 14(a)
Seller Parties	Section 3(e)
Seller Qualification	Section 12(b)(i)
Seller’s Actual Knowledge	Section 14(a)
Seller’s Representative	Section 3(c)
Specially Designated Nationals and Blocked Persons	Section 15(a)(vi)
Suit Deadline	Section 14(b)
Survival Date	Section 41(a)
Taking	Section 17(a)
Tax Certiorari Proceeding	Section 19
Tax Year	Section 19
Title Company	Section 6(a)
Title Objections	Section 6(b)
Title Policy	Section 6(a)
Transfer Taxes	Section 20(a)
Transfer Tax Laws	Section 20(a)
Unit	Recitals
U.S. Person	Section 15(a)(vi)
Utilities	Section 7(d)
Violations	Section 6(d)

2.	PURCHASE AND SALE.

(a) Seller shall sell, assign and convey to Purchaser, and Purchaser shall purchase and assume from Seller, subject to the terms and conditions of this Agreement, all of Seller’s right, title and interest in and to (i) the Unit in the Building , including, a 26.7% undivided interest in the Common Elements (as such term is defined in the Declaration and which term shall be deemed to include Seller’s right, title and interest in any limited common elements attributable to or used in connection with the Unit) appurtenant thereto, free and clear of all liens and encumbrances other than Permitted Exceptions; (ii), the fixtures, furnishings, furniture, equipment, machinery, appliances and other personal property owned by Seller, located at and attached to the Unit and used in and necessary for the operation of the Unit but that are not Common Elements subject to the Condominium Instruments (collectively, the “Personalty”) all of which included property and fixtures are represented to be owned by Seller, free and clear of all liens and encumbrances other than Permitted Exceptions, subject to depletions, replacements or additions thereto in the ordinary course of business of the Property; (iii) all transferable permits, licenses, registrations, approvals, and certificates, now or hereafter issued by any governmental agency exclusively in connection with the Unit and the Personalty (excluding any such permits, licenses, registrations, approvals and certificates relating to the pedestrian bridge (the “Bridge”) connecting the Building to that certain real property owned by Seller and located at 70 Pine Street, New York, New York, which Bridge is divided from Unit 1 at the exterior wall of Unit 1) (collectively, the “Permits”); (iv) all transferable warranties, guarantees, building plans, site plans and other intangible rights relating exclusively to the Unit (collectively, the “Intangible Personalty”); and (v) the right to use any rights, privileges or easements appurtenant to or used or usable in connection with the ownership and operation of the Building or the land under or around the Building, including any air rights and transferrable development rights, appurtenant to the Unit. The items described in clauses (i) through (v) above are sometimes referred to hereinafter, collectively, as the “Property”, all of which Property is and shall be conveyed to Purchaser subject to that certain declaration establishing a plan for condominium ownership under Article 9-B of the Real Property Law of the State of New York, dated April 7, 2011 and recorded in the New York County Office of the Register of The City of New York (the “City Register’s Office”) on July 1, 2011 as CRFN No. 2011000232485, (the “Declaration”), those certain floor plans of the Building, certified by John H. Beyer on June 23, 2011, and filed in the Real Property Assessment Department of the City of New York on June 29, 2011 as Condominium Plan No. 2241 also filed in the City Register’s Office on July 1, 2011 as Condominium Map filed under CRFN No. 2011000232486 and those certain By-Laws attached as an exhibit to the Declaration (collectively, the “Condominium Instruments”).

(b) The parties hereto acknowledge and agree that the value of the Personalty is de minimis and that no part of the Purchase Price is allocable thereto.

3.	ACCESS.

(a) Subject to the provisions of Section 3(c), Purchaser or its agents, employees, consultants, inspectors, appraisers, engineers and contractors (collectively, “Purchaser’s Representatives”) shall have the right, prior to the Closing Date, from time to time, upon at least two (2) business days’ prior written notice to Seller, to enter upon and pass through the Unit during normal business hours to examine and inspect the same. If Purchaser or Purchaser’s Representatives desire to conduct borings of the Unit or drilling in or on the Unit, or any other invasive testing, in connection with the preparation of an environmental audit or in connection with any other inspection of the Unit, Purchaser shall give notice thereof to Seller, which notice shall describe the scope and purpose of such inspection or testing, and Purchaser shall obtain the prior written consent of Seller thereto, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding any such inspection, or anything to the contrary herein contained, Purchaser’s obligations hereunder shall not be limited or otherwise affected as a result of any fact, circumstance or other matter of any kind relating to the physical condition of the Unit discovered following the date hereof in connection with any such inspection, access or otherwise; it being agreed that Seller is permitting Purchaser such right of inspection and access as a courtesy to Purchaser in its preparation for taking title to the Property. Without limiting the generality of the foregoing, (i) Purchaser agrees that it shall not have any so-called “due diligence period” and that it shall have no right to terminate this Agreement or obtain a reduction of the Purchase Price as a result of any such fact, circumstance or other matter so discovered relating to the physical condition of the Unit, and (ii) Purchaser shall have no right to terminate this Agreement or obtain a return of the Deposit except as expressly provided in this Agreement.

(b) [Intentionally Omitted].

(c) In conducting any inspection of the Unit or otherwise accessing the Unit, Purchaser and Purchaser’s Representatives shall at all times comply with all laws and regulations of all applicable governmental authorities, and neither Purchaser nor any of Purchaser’s Representatives shall (i) contact or have any discussions with any of Seller’s employees, agents or representatives, or contractors providing services to, the Unit, unless in each case Purchaser obtains the prior written consent of Sang Man Lee (“Seller’s Representative”), or (ii) damage the Property. Seller may from time to time establish reasonable rules of conduct for Purchaser and Purchaser’s Representatives in furtherance of the foregoing. In connection with such access, Purchaser and Purchaser’s Representatives shall assume all risk associated with the current condition of the Unit. Purchaser shall schedule and coordinate all access and inspections, including, without limitation, any environmental tests, with Seller’s Representative and shall give Seller’s Representative at least two (2) business days’ prior notice thereof. Seller shall be entitled to have a representative present at all times during each such inspection or other access. In the event of any physical damage to the Property, the common elements or Seller’s equipment or facilities which Purchaser or any of Purchaser’s Representatives cause in connection with any inspections or access to the Unit, Purchaser shall, at Seller’s election, promptly restore or repair such damage substantially to its condition existing before such damage, or pay to Seller on demand the out-of-pocket cost of repairing and restoring any damage which Purchaser or Purchaser’s Representatives shall cause, and such obligation of Purchaser shall survive any termination of this Agreement. If Purchaser does not pay to Seller such cost within six (6) business days’ demand by Seller, Purchaser shall pay to Seller such cost with interest at the Default Rate. In the event Purchaser shall become entitled under any other provision of this Agreement to a return of the Deposit, the cost of any such repair or restoration not completed or paid (including, if applicable, the additional interest at the Default Rate as provided for in the immediately preceding sentence) shall be withheld from the Deposit and paid to Seller before any remaining balance of the Deposit is returned to Purchaser. All inspection fees, appraisal fees, engineering fees and other costs and expenses of any kind incurred by Purchaser or Purchaser’s Representatives relating to such inspection and its other access shall be at the sole expense of Purchaser. In the event that the Closing hereunder shall not occur for any reason whatsoever, Purchaser shall: (A) promptly deliver to Seller, at no cost to Seller, and without representation or warranty, the originals of all tests, reports and inspections of the Unit, made and conducted by Purchaser or Purchaser’s Representatives or for Purchaser’s benefit which are in the possession or control of Purchaser or Purchaser’s Representatives, and (B) promptly return to Seller copies of all due diligence materials delivered by Seller to Purchaser or, at Seller’s election, confirm in writing to Seller that Purchaser has destroyed all copies and abstracts thereof. Purchaser shall and shall cause Purchaser’s Representatives, and any others who gain access to the due diligence materials through Purchaser or Purchaser’s Representatives, to treat all such due diligence materials as confidential and proprietary to Seller, and shall not disclose to others, other than to any Disclosure Parties (as hereinafter defined), during the term of this Agreement (or thereafter in the event that the Closing hereunder shall not occur) any such due diligence materials whether verbal or written, or any description whatsoever which may come within the knowledge of Purchaser, Purchaser’s Representatives, or such other parties, unless, in each instance, Purchaser obtains the prior written consent of Seller. Purchaser and Purchaser’s Representatives shall not be permitted to conduct borings of the Unit or common elements or drilling in or on the Unit or common elements, or any other invasive testing, in connection with the preparation of an environmental audit or in connection with any other inspection of the Unit without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed). If such consent is given, in the event of any physical damage to the Property or Seller’s equipment or facilities which Purchaser or any of Purchaser’s Representatives cause in connection with such boring, drilling or invasive testing, Purchaser shall, at Seller’s election, either promptly restore or repair such damage substantially to its condition existing before such damages, or pay to Seller on demand the cost of repairing and restoring any borings or holes created or any other damage as aforesaid, and in the event Purchaser shall become entitled under any other provision of this Agreement to a return of the Deposit, the cost of any such repair or restoration not completed or paid shall be withheld from the Deposit and paid to Seller before any remaining balance of the Deposit is returned to Purchaser. Purchaser shall not permit any liens to be filed against the Unit and any liens against the Unit, or any portion thereof, arising from the performance of services by third-party contractors in connection with Purchaser’s access activities shall be removed by Purchaser as promptly as practicable and in any event not later than thirty (30) business days after Purchaser shall have been notified of the filing of such liens. The provisions of this Section 3(c) shall survive the Closing or any termination of this Agreement until the Survival Date set forth in Section 41 (Survival) hereof.

(d) Prior to conducting any physical inspection or testing at the Unit, other than mere visual examination, including without limitation, boring, drilling and sampling of soil, Purchaser shall obtain and maintain and shall cause the applicable Purchaser’s Representatives under its control who are not otherwise covered by Purchaser’s insurance to obtain and maintain, at its expense, commercial general liability insurance, including a contractual liability endorsement, and personal injury liability coverage, with Seller and its managing agent, if any, as additional insureds, from an insurer reasonably acceptable to Seller, which insurance policies must have limits for bodily injury and death of not less than Five Million Dollars ($5,000,000) (Ten Million Dollars ($10,000,000) in the case of any boring, drilling or any other invasive testing) for any one occurrence and not less than Five Million Dollars ($5,000,000) (Ten Million Dollars ($10,000,000) in the case of any boring, drilling or any other invasive testing) for property damage liability for any one occurrence, and statutory Worker’s Compensation insurance. Prior to making any entry upon the Unit, Purchaser shall furnish to Seller a certificate of insurance evidencing the foregoing coverages and naming Seller and the Seller Parties as an additional insureds. Such insurance coverage limits shall not limit, or be construed as a limitation on, Purchaser’s liability hereunder.

(e) Purchaser shall indemnify and hold Seller and its disclosed or undisclosed, direct and indirect shareholders, officers, directors, trustees, partners, principals, members, employees, agents, affiliates, parent companies, related companies, representatives, consultants, accountants, contractors and attorneys or other advisors, and any successors or assigns of the foregoing (collectively with Seller, “Seller Parties”) harmless from and against any and all losses, costs, damages, liens, claims, liabilities or expenses (including, but not limited to, reasonable attorneys’ fees, court costs and disbursements) as and when incurred by any of the Seller Parties arising from or by reason of Purchaser’s and/or Purchaser’s Representatives’ (i) access to, or inspection of, the Unit, (ii) any tests or other investigations conducted by or on behalf of Purchaser, or (iii) breach of the terms or provisions of this Section 3. The provisions of this Section 3(e) shall survive the Closing or any termination of this Agreement until the Survival Date set forth in Section 41 (Survival) hereof.

(f) [Intentionally Omitted].

(g) Seller agrees that not later than five (5) business days prior to Closing, Seller shall either (i) confirm that Purchaser did not cause any damage to the Building during Purchaser’s access and investigations and that nothing has arisen which would trigger a right of indemnification of Seller by Purchaser or (ii) provide Purchaser with a written notice explaining in reasonable detail any damage to the Building caused by Purchaser during Purchaser’s access and investigations.

4.	PURCHASE PRICE AND DEPOSIT.

The purchase price to be paid by Purchaser to Seller for the Property (the “Purchase Price”) is FOURTEEN MILLION FIVE HUNDRED THOUSAND AND 00/100 Dollars ($14,500,000.00), payable in United States dollars as follows:

(a) [Intentionally Omitted].

(b) By no later than 5:00 p.m. Eastern (local New York, New York) time on October 7, 2011, Purchaser shall deposit with Commonwealth Land Title Insurance Company (“Escrow Agent”) the amount of One Million and No/100 Dollars ($1,000,000.00) (together with any interest earned thereon, the “Deposit”). The Deposit shall be in the form of cash, effected by wire transfer of immediately available good funds to an account designated by Escrow Agent. If Purchaser shall fail to deposit the entire Deposit by 5:00 p.m. Eastern (local New York, New York) time on the third business day following the Effective Date, Seller may, at any time prior to Purchaser’s deposit of the Deposit, terminate this Agreement, in which event (i) the parties shall have no further rights or obligations under this Agreement, except for any obligations that expressly survive termination. The Deposit shall be non-refundable; provided, however, that the Deposit shall be refundable to Purchaser if Purchaser terminates this Agreement in accordance with the provisions of this Agreement that expressly provide for a return of the Deposit to Purchaser upon such termination.

(c) [Intentionally Omitted].

(d) From and after the Effective Date of this Agreement, the provisions of this Agreement shall govern Escrow Agent’s obligations with respect to the Deposit.

(i) Escrow Agent shall deliver the Deposit to Seller or to Purchaser, as the case may be, under the following conditions:

(1) Upon and subject to the occurrence of the Closing, Escrow Agent shall apply the Deposit to the satisfaction of the Purchase Price; or

(2) Escrow Agent shall deliver the Deposit to Seller following receipt by Escrow Agent of written demand therefor from Seller stating that Seller is entitled to the Deposit under this Agreement, or that Seller has terminated this Agreement, provided Purchaser shall not have subsequently given written notice of objection in accordance with the provisions set forth below; or

(3) Subject to the terms of this Agreement, the Deposit shall be returned to Purchaser following receipt by Escrow Agent of written demand therefor from Purchaser stating that Seller has defaulted in the performance of its obligations under this Agreement or that this Agreement was terminated under circumstances entitling Purchaser to the return of the Deposit, and specifying the Section of this Agreement which entitles Purchaser to the return of the Deposit, in each case provided Seller shall not have given written notice of objection in accordance with the provisions set forth below; or

(4) The Deposit shall be delivered to Purchaser or Seller as directed by joint written instructions of Seller and Purchaser.

(ii) Upon the giving of a written demand for the Deposit by Seller or Purchaser, pursuant to Section 4(d)(i)(2) or Section 4(d)(i)(3) above, Escrow Agent shall promptly give a copy of such demand to the other party. The other party shall have the right to object to the delivery of the Deposit, by giving written notice of such objection to Escrow Agent at any time within six (6) business days after such party’s receipt of the copy of such demand from Escrow Agent, but not thereafter. Such notice shall set forth the basis (in reasonable detail) for objecting to the delivery of the Deposit. Upon receipt of such notice of objection, Escrow Agent shall promptly give a copy of such notice to the party who filed the written demand. If the Escrow Agent does not timely receive a written objection from the other party to the proposed payment, the Escrow Agent is hereby authorized to make such delivery. If Escrow Agent shall have timely received such notice of objection, Escrow Agent shall continue to hold the Deposit until (x) Escrow Agent receives joint written notice from Seller and Purchaser directing the delivery of the Deposit, in which case Escrow Agent shall then deliver the Deposit in accordance with said direction, or (y) litigation is commenced between Seller and Purchaser, in which case Escrow Agent shall place the Deposit with the clerk of the court in which said litigation is pending, or (z) Escrow Agent takes such affirmative steps as Escrow Agent may elect, at Escrow Agent’s option, in order to terminate Escrow Agent’s duties hereunder, including but not limited to depositing the Deposit in court and commencing an action for interpleader, the costs thereof to be borne by whichever of Seller or Purchaser is the losing party in such interpleader action, as determined by a final non-appealable order of such court.

(iii) Escrow Agent may rely and act upon any instrument or other writing reasonably believed by Escrow Agent to be genuine and purporting to be signed and presented by any person or persons purporting to have authority to act on behalf of Seller or Purchaser, as the case may be, and shall not be liable for any damages or claims incurred by Seller or Purchaser in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for those resulting from Escrow Agent’s own gross negligence, willful misconduct or breach of its obligations hereunder. Escrow Agent shall have no duties or responsibilities except those set forth herein. Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless the same is in writing and signed by Purchaser and Seller, and, if Escrow Agent’s duties hereunder are affected, unless Escrow Agent shall have given prior written consent thereto. Escrow Agent shall be reimbursed by Seller and Purchaser for any reasonable out-of-pocket expenses (including reasonable legal fees and disbursements of outside counsel), including all of Escrow Agent’s reasonable out-of-pocket fees and expenses with respect to any interpleader action incurred in connection with this Agreement, and such liability shall be joint and several; provided, that, as between Purchaser and Seller, the prevailing party in any dispute over the Deposit shall be entitled to reimbursement by the losing party of any such expenses paid to Escrow Agent. In the event that Escrow Agent shall be uncertain as to Escrow Agent’s duties or rights hereunder, or shall receive instructions from Purchaser or Seller that, in Escrow Agent’s opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to hold the Deposit and may decline to take any other action. After delivery of the Deposit in accordance herewith, Escrow Agent shall have no further liability or obligation of any kind whatsoever.

(iv) Escrow Agent shall have the right at any time to resign upon thirty (30) days’ prior notice to Seller and Purchaser. Seller and Purchaser shall jointly select a successor Escrow Agent and shall notify Escrow Agent of the name and address of such successor Escrow Agent within ten (10) business days after receipt of notice from Escrow Agent of its intent to resign. If Escrow Agent has not received notice of the name and address of such successor Escrow Agent within such period, Escrow Agent shall have the right to select on behalf of Seller and Purchaser a bank or trust company licensed to do business in the State of New York and having a branch located in New York City to act as successor Escrow Agent hereunder or to place the Deposit with a court of competent jurisdiction. Upon notice from Seller and Purchaser of their appointment of a successor Escrow Agent, Escrow Agent shall deliver the Deposit to such successor Escrow Agent selected hereunder, provided such successor Escrow Agent shall execute and deliver to Seller and Purchaser an assumption agreement whereby it assumes all of Escrow Agent’s obligations hereunder. Upon the delivery of the Deposit and such assumption agreement, the successor Escrow Agent shall become the Escrow Agent for all purposes hereunder and shall have all of the rights and obligations of the Escrow Agent hereunder, and the resigning Escrow Agent shall have no further responsibilities or obligations hereunder.

(v) Subject to the provisions of Section 4(d)(iii), Seller and Purchaser each hereby agrees to jointly and severally indemnify, defend and hold harmless Escrow Agent from and against any and all loss, cost, damage, expense and reasonable attorneys’ fees actually incurred by Escrow Agent arising out of it acting as the Escrow Agent hereunder, other than to the extent arising from Escrow Agent’s gross negligence, willful misconduct or breach of its obligations hereunder.

(vi) [Intentionally Omitted].

(vii) Escrow Agent is not a party to, and is not bound by, or charged with notice of any agreement out of which this escrow may arise, other than this Agreement.

(viii) Escrow Agent is acting solely as a stakeholder and depository, and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness, or validity of the subject matter of the escrow, or for the identity or authority of any person executing or depositing it.

(ix) [Intentionally Omitted].

(x) The provisions of this Section 4(d) shall survive the Closing or termination of this Agreement until the Survival Date set forth in Section 41 (Survival) hereof.

(xi) Purchaser and Seller reserve the right, at any time and from time to time, to substitute a new escrow agent in place of Escrow Agent.

(xii) Other than Seller and Purchaser, none of the Seller Parties or Purchaser Parties shall have any liability to Escrow Agent in connection with the performance of Section 4 of this Agreement, and Escrow Agent hereby waives any and all claims against any and all of such parties arising out of, or in any way connected with, the provisions of this Agreement to which Escrow Agent has consented, agreed and acknowledged.

(e) [Intentionally Omitted].

(f) All monies payable by Purchaser under this Agreement, unless otherwise specified in this Agreement, shall be paid by Purchaser causing such monies to be wire transferred in immediately available federal funds at such bank account or accounts designated by Seller, and divided into such amounts designated by Seller as may be required to facilitate the consummation of the transactions contemplated by this Agreement.

(g) As used in this Agreement, the term “business day” shall mean every day other than Saturdays, Sundays, all days observed by the federal or New York State government as legal holidays, all days on which commercial banks in New York State are required by law to be closed, and all days when because of emergencies that may arise commercial banks or New York City courts are closed. Any reference in this Agreement to a “day” or a number of “days” (other than references to a “business day” or “business days”) shall mean a calendar day or calendar days.

5.	STATUS OF TITLE.

Subject to the terms and provisions of this Agreement, the Unit shall be sold, assigned and conveyed by Seller to Purchaser, and Purchaser shall accept and assume same, subject only to the following (collectively, the “Permitted Encumbrances”):

(a) the state of facts disclosed (the “Disclosed Survey Items”) on that certain (i) survey performed by Gerald T. O’Buckley, dated March 18, 2003 with respect to the Building and land on and around the Building (the “Existing Survey”), and any further state of facts which are not Disclosed Survey Items as a current survey or private inspection of the Unit would disclose (provided, that such further state of facts do not materially and adversely affect the current use of the Unit);

(b) the standard printed exclusions from coverage contained in the ALTA 2006 form of owner’s title policy currently in use in New York, with the standard New York endorsement, Items 2, 3, 5 and 6 identified on Schedule B of the Owner’s Policy of Title Insurance by Madison Title Agency, LLC on behalf of Old Republic National Title Insurance Company dated August 26, 2009 (Policy Number OX-08121524) (the “Existing Title Policy”);

(c) any liens, encumbrances or other title exceptions approved or waived in writing by Purchaser or as otherwise provided in this Agreement, it being agreed that Purchaser’s execution of this Agreement constitutes its approval in writing of the items identified in this Section 5;

(d) any liens, encumbrances or other title exceptions that will be extinguished upon transfer of the Property;

(e) Property Taxes (as hereinafter defined) which are a lien but not yet due and payable (subject to proration in accordance with Section 7 (Apportionments));

(f) any laws, rules, regulations, statutes, ordinances, orders or other legal requirements affecting the Unit, including, without limitation, all zoning, land use, building and environmental laws, rules, regulations, statutes, ordinances, orders or other legal requirements, including landmark designations and all zoning variance and special exceptions, if any, subject to Seller’s obligation to cure certain Violations pursuant to Section 5(i);

(g) all covenants, restrictions and utility company rights, easements and franchises relating to electricity, water, steam, gas, telephone, sewer or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon the Unit, provided that, in the case of any of the foregoing items which shall not be of record, the same do not materially adversely affect the present use of the Unit;

(h) any installment of assessments affecting the Unit or any portion thereof, as apportioned in accordance with Section 7 of this Agreement;

(i) all Violations (as hereinafter defined) now or hereafter issued or noted, it being agreed, however, that Seller shall cure, on or prior to the Closing, any Violations, now or hereafter noted or issued (A) which have imposed, or shall at any time prior to the Closing impose, criminal liability on the owner of the Unit or (B) which have resulted in, or shall, at any time prior to the Closing result in, monetary penalties or fines against the owner of the Unit pursuant the New York City Administrative Code and require repair or replacement of all or any part of the Property, the aggregate cost of which does not exceed $10,000 for such penalties or fines and cost of repair or replacement;

(j) consents by or for the benefit of Seller or any former owner of all or a portion of the Unit for the erection of any structure or structures on, under or above any street or streets on which the Unit may abut;

(k) possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under, or above any street or highway, the Unit or any adjoining property;

(l) all liens, encumbrances, and other defects or exceptions to title insurance coverage caused by (i) Purchaser, (ii) any of Purchaser’s Representatives, or (iii) Seller or its representatives at Purchaser’s, or any Purchaser’s Representative’s, request;

(m) that certain Revocable Consent Agreement last executed June 30, 2009 by and among the New York City Department of Transportation, American International Realty Corp. (predecessor-in-interest to Seller) and approved by Michael R. Bloomberg, Mayor, recorded on August 17, 2009 in the Office of the City Register of New York County, as CRFN 2009000257691, as assigned to Seller by that certain Assignment dated January 6, 2010 from American International Realty Corp., as assignor, to Seller, as assignee, recorded on February 26, 2010 in the Office of the City Register of New York County, as CRFN 2010000068906; and

(n) the Condominium Instruments.

6.	TITLE INSURANCE; LIENS.

(a) Purchaser may elect to order, at its sole cost and expense, a commitment for an owner’s policy of title insurance for the Property (the “Commitment”), and if so, Purchaser shall order the Commitment from Commonwealth Land Title Insurance Company (the “Title Company”), and Purchaser may elect to obtain a current ALTA/ACSM as-built survey for the Property prepared by licensed surveyors. Purchaser shall direct the Title Company and the surveyor, if applicable, to deliver copies of the title insurance commitment, including copies of all title exceptions described therein, and the survey for the Property, respectively, to Seller simultaneously with delivery of the same to Purchaser. At the Closing, Purchaser may elect to obtain, at Purchaser’s sole cost and expense, an owner’s title insurance policy for the Unit insuring Purchaser in the amount of the Purchase Price (the “Title Policy”) and, if Purchaser makes such election, Purchaser shall purchase the Title Policy from the Title Company. In addition, Purchaser may elect to purchase customary endorsements to the Title Policy, provided, however, that the availability of any endorsements shall not be a condition to Closing or a basis for delay or extension of the Closing Date. Purchaser shall have no right to object to any Permitted Exceptions.

(b) If the Commitment, any revision or update thereof or any update of the Existing Survey discloses exceptions to title that were not known to Purchaser or caused by Purchaser or Purchaser’s Representatives prior to the Effective Date, and that are not Permitted Encumbrances, that would cause title to the Property to be uninsurable or would render title unmarketable or constitute a monetary lien or judgment on the Property, or encumbers the Property adversely (each, a “Title Objection” and collectively, the “Title Objections”), Purchaser shall so notify Seller (“Purchaser’s Objection Notice”) in writing (a) on or before the tenth (10th) business day after receipt of same if received by Purchaser on or before the tenth (10th) business day before the Closing Date, (b) on or before one (1) business day prior to the Closing Date if received by Purchaser less than ten (10) business days before the Closing Date (but prior to the Closing Date) or (c) on the Closing Date if Purchaser becomes learns in writing of same on the Closing Date (each such date, the “Objection Cut Off Date”), time being of the essence. In the event Purchaser timely shall so notify Seller of any Title Objections, Seller shall have the right, but not the obligation, until the Closing Date (and may adjourn the Closing Date for such reasonable periods) to have each such Title Objection (i) insured over, (ii) removed, or (iii) corrected (each as selected by Seller, a “Remedy”) (in the case of (i) or (iii), to the reasonable satisfaction of Purchaser, but subject to Section 6(c) below); provided, however, that nothing herein shall require Seller to (I) bring any action or proceeding to remove any Title Objection or (II) take any steps, or incur any expense to remove any Title Objections (except that Seller shall be obligated to remove (A) the mortgages or deeds of trust identified on the Commitment and created by Seller, and any emergency repair liens recorded against the Land, (B) those exceptions which are the result of Seller’s willful, wrongful and intentional actions and any and all monetary liens voluntarily placed by Seller against the Property after the Effective Date in violation of this Agreement, and (C) any other Title Objection that is removable by the payment of money and would cost not more than Thirty-Three Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents and 33/100 ($33,333.33), in the aggregate, to remove. Seller agrees to notify Purchaser within six (6) business days of Seller’s receipt of Purchaser’s Objection Notice whether Seller elects to endeavor to Remedy all or any of the Title Objections raised in Purchaser’s Objection Notice (other than those Title Objections Seller is obligated to remove pursuant to this Section 6(b)). Failure of Seller to give such notice within such six (6) business day period shall be deemed an election by Seller not to cure such objection(s). If Seller at or prior to the Closing Date (as the same may be extended), either (x) does not elect to Remedy a Title Objection, or (y) having elected to Remedy a Title Objection for any reason whatsoever does not do so, the same shall not constitute a default by Seller hereunder, provided that Purchaser may at its sole and exclusive option within six (6) business days after Seller fails to elect to Remedy such a Title Objection or, with respect to any Title Objection that Seller fails to Remedy after having elected to do so, on the Closing Date (as the same may be adjourned) either (1) terminate this Agreement and receive a return of the Deposit (and Seller and Purchaser shall jointly instruct Escrow Holder to promptly return the Deposit to Purchaser) and Seller shall have no further liability or obligation to Purchaser hereunder nor shall Purchaser have any further liability or obligation to Seller hereunder, except for such obligations as are specifically stated in this Agreement to survive the termination of this Agreement, or (2) elect to accept title to the Property as it then is without any reduction in, abatement of, or credit against the Purchase Price and such exceptions shall be deemed Permitted Encumbrances; if Purchaser fails to timely make either such election, Purchaser shall be deemed to have elected option (2). Notwithstanding anything to the contrary contained herein, in no event shall the Seller have any liability to the Purchaser on account of any title exceptions, defects or other title matters affecting the Property.

(c) Notwithstanding anything herein to the contrary, Seller shall be deemed to have removed or corrected each Title Objection that is not a Permitted Encumbrance if, in Seller’s discretion and at Seller’s sole cost and expense, Seller either (a) takes such actions as are necessary to eliminate (of record or otherwise, as appropriate) such Title Objection, (b) causes the Title Company to insure over or remove such exception that is not a Permitted Encumbrance as an exception to title in the Title Policy or affirmatively insure against the same, or (c) delivers to the Title Company (i) its own funds (or directs that a portion of the Purchase Price be delivered) in an amount needed to fully discharge any such exception with instructions for the Title Company to apply such funds to fully discharge any such exception, and (ii) if required by the Title Company, such instruments, in recordable form, as are necessary to enable the Title Company to discharge such exception of record. Purchaser shall have no right to direct the Title Company to apply any portion of the Purchase Price to cure a Title Objection without Seller’s prior written approval.

(d) Purchaser agrees to purchase the Unit “as is, where is” and with all faults and defects, and Seller shall not be obligated to perform any capital work or other work or repairs whatsoever, and subject to any and all notes or notices of violations of law, or municipal ordinances, orders, designations or requirements whatsoever noted in or issued by any federal, state, municipal or other governmental department, agency or bureau or any other governmental authority having jurisdiction over the Unit (collectively, “Violations”), or any condition or state of repair or disrepair or other matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on the Unit. Seller shall have no duty to remove or comply with or repair any condition, matter or thing whether noted or not, which, if noted, would result in a Violation being placed on the Unit. Seller shall have no duty to remove or comply with or repair any of the aforementioned Violations, or other conditions, and Purchaser shall accept the Unit subject to all such Violations, the existence of any conditions at the Unit which would give rise to such Violations, if any, and any governmental claims arising from the existence of such Violations, in each case without any abatement of or credit against the Purchase Price. The foregoing provisions of this Section 6(d) are subject to Seller’s obligation to cure Violations pursuant to Section 5(i).

(e) If the Title Company shall be unwilling to remove any Title Objections which another major national title insurance company selected by Seller (either directly or through an agent) would be willing to remove, then Seller shall have the right to substitute such major national title insurance company for the Title Company, provided that if Purchaser elects not to use such major national title insurance company, such Title Objections which such major national title insurance company would be willing to remove shall not constitute Title Objections and shall be deemed Permitted Encumbrances.

7.	APPORTIONMENTS.

(a) The following shall, to the extent applicable to the Unit or otherwise required under the Condominium Instruments to be paid by the owners of the Units, be apportioned between Seller and Purchaser, as of 11:59 p.m. on the day (the “Apportionment Date”) immediately preceding the Closing Date on the basis of the actual number of days of the month which shall have elapsed as of the Closing Date and based upon the actual number of days in the month and a 365 day year; and shall be borne by Seller before the Apportionment Date:

(i) real estate taxes, sewer rents and taxes, water rates and charges, vault charges and taxes, business improvement district taxes and assessments and any other governmental taxes, charges or assessments levied or assessed against the Unit (collectively, “Property Taxes”) (it being understood that “Property Taxes” shall not include any fines or interest for late payment, Transfer Taxes or New York City Commercial Rent or Occupancy Taxes), on the basis of the respective periods for which each is assessed or imposed, to be apportioned in accordance with Section 7(b);

(ii) fuel, if any, as estimated by Seller’s supplier, at current cost, together with any sales taxes payable in connection therewith, if any (a letter from Seller’s fuel supplier shall be conclusive evidence as to the quantity of fuel on hand and the current cost therefor);

(iii) prepaid fees for licenses and other permits assigned to Purchaser at the Closing Date;

(iv) any amounts prepaid or payable by the owner of all or a portion of the Property under the service, maintenance, supply and other agreements relating to the operation of the Property, together with all modifications and amendments thereof and supplements relating thereto (collectively, the “Contracts”);

(v) wages and fringe benefits (including, without limitation, vacation pay, sick days, health, welfare, pension and disability benefits) and other compensation payable to all employees (and any replacements thereof) who are being employed by CB Richard Ellis on behalf of the Condominium;

(vi) any common charges, maintenance payments or other assessments assessed against the Unit pursuant to the Condominium Instruments on the basis of the respective periods for which such charges are assessed or imposed; and

(vii) such other items, if any, as are customarily apportioned in real estate closings of commercial properties in the City of New York, State of New York.

(b) Property Taxes shall be apportioned on the basis of the fiscal period for which assessed. If the Closing Date shall occur before an assessment is made or a tax rate is fixed for the tax period in which the Closing Date occurs, the apportionment of such Property Taxes based thereon shall be made at the Closing Date by applying the tax rate for the preceding year to the latest assessed valuation, but, promptly after the assessment and/or tax rate for the current year are fixed, the apportionment thereof shall be recalculated and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other within ten (10) business days based on such recalculation. If as of the Closing Date the Unit or any portion thereof shall be affected by any special or general assessments which are or may become payable in installments of which the first installment is then a lien and has become payable, Seller shall pay the unpaid installments of such assessments which are due prior to the Closing Date and Purchaser shall pay the installments which are due on or after the Closing Date.

(c) If there are water meters at the Property, the unfixed water rates and charges and sewer rents and taxes covered by meters, if any, shall be apportioned (i) on the basis of an actual reading done within thirty (30) days prior to the Apportionment Date, or (ii) if such reading has not been made, on the basis of the last available reading. If the apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the parties shall, within ten (10) business days following notice of the determination of such actual reading, readjust such apportionment and Seller shall deliver to Purchaser or Purchaser shall deliver to Seller, as the case may be, the amount determined to be due upon such readjustment.

(d) Charges for all electricity, steam, gas and other utility services (collectively, “Utilities”) shall be billed to Seller’s account up to the Apportionment Date and, from and after the Apportionment Date, all Utilities serving the Unit shall be billed to Purchaser’s account. If for any reason such changeover in billing is not practicable as of the Closing Date as to any Utility, such Utility shall be apportioned on the basis of actual current readings or, if such readings have not been made, on the basis of the most recent bills that are available. If any apportionment is not based on an actual current reading, then upon the taking of a subsequent actual reading, the parties shall, within ten (10) business days following notice of the determination of such actual reading, readjust such apportionment and Seller shall promptly deliver to Purchaser, or Purchaser shall promptly deliver to Seller, as the case may be, the amount determined to be due upon such adjustment.

(e) [Intentionally Omitted].

(f) Purchaser shall have no right to receive any rental insurance proceeds, if any, which relate to the period prior to the Closing Date and, if any such proceeds are delivered to Purchaser, Purchaser shall, within six (6) business days following receipt thereof, pay the same to Seller.

(g) At or prior to the Closing, Seller and/or its agents or designees will prepare and furnish to Purchaser a preliminary closing statement which will show the net cash balance of the Purchase Price to be paid to Seller at the Closing pursuant to Section 4 (Purchase Price and Deposit), reflecting the adjustments and prorations provided for in this Agreement. Not later than ninety (90) days after the Closing Date, Seller and Purchaser will jointly prepare a final adjustment statement reasonably satisfactory to Seller and Purchaser in form and substance (the “Final Adjustment Statement”) setting forth the final determination of the adjustments and prorations provided for herein and setting forth any items which are not capable of being determined at such time (and the manner in which such items shall be determined and paid). The net amount due Seller or Purchaser, if any, by reason of adjustments as shown in the Final Adjustment Statement, shall be paid in cash by the party obligated therefor within ten (10) business days following that party’s receipt of the approved Final Adjustment Statement. The adjustments, prorations and determinations agreed to by Seller and Purchaser in the Final Adjustment Statement shall be conclusive and binding on the parties hereto except for any items which are not capable of being determined at the time the Final Adjustment Statement is agreed to by Seller and Purchaser, which items shall be determined and paid in the manner set forth in the Final Adjustment Statement and except for other amounts payable hereunder pursuant to provisions which survive the Closing Date. Prior to and following the Closing Date, each party shall provide the other with such information as the other shall reasonably request (including, without limitation, access to the books, records, files, ledgers, information and data with respect to the Unit during normal business hours upon reasonable advance notice, but excluding Protected Information) in order to make the preliminary and final adjustments and prorations provided for herein. “Protected Information” means any one or more of the following: any internal valuation records, personnel records, all internal communications, including projections and internal memoranda or materials, budgets, reports, strategic plans, concept or development plans or proposals, internal analyses, computer software, submissions relating to internal approvals, information that is considered privileged, confidential or proprietary by Seller, information protected by the attorney-client privilege or work product doctrine, and financial information pertaining to the Seller, its members or any affiliates.

(h) If any payment to be made under this Section 7 shall not be paid when due hereunder, and such nonpayment shall continue for more than thirty (30) days after notice from the other party, the same shall bear interest (which shall be paid together with the applicable payment hereunder) from the date due until so paid at a rate per annum equal to the Prime Rate (as such rate may vary from time to time) as reported in The Wall Street Journal plus 5% (the “Default Rate”). To the extent a payment provision in this Section 7 does not specify a period for payment, then for purposes hereof such payment shall be due within ten (10) business days of the date such payment obligation is triggered.

(i) The provisions of this Section 7 shall survive the Closing until the Survival Date set forth in Section 41 (Survival) hereof.

8.	PROPERTY NOT INCLUDED IN SALE.

Notwithstanding anything to the contrary contained herein but subject to the apportionment provisions of Section 7 (Apportionments), it is expressly agreed by the parties hereto that the items set forth on Schedule 8 attached hereto shall not be included in the Property to be sold to Purchaser hereunder (collectively, the “Excluded Property”).

9.	COVENANTS OF SELLER.

(a) During the period from the Effective Date until the Closing Date, Seller shall:

(i) be permitted to enter into any agreements with respect to all or any portion of the Property provided that such agreements expire by their terms on or prior to the Closing Date or, in accordance with their terms, would not be effective following the Closing Date, or, in the case of Contracts, be deemed in good faith to be necessary by Seller to respond to an emergency at the Unit;

(ii) [Intentionally Omitted];

(iii) maintain in full force and effect full replacement cost insurance with respect to the Property with no more than a $50,000 deductible amount per occurrence (or replacements continuing similar coverage) (provided, that Seller may make commercially reasonable modifications to such insurance policies if such modifications do not (A) materially reduce or adversely affect the insurance coverage existing as of the Effective Date or (B) result in an increased premium thereunder);

(iv) pay all Property Taxes prior to the imposition of fines, penalties and interest for late payment;

(v) furnish Purchaser with a copy of any Contract or amendment or modification of any Contract, in each case entered into by Seller pursuant to the provisions of Section 9(b), within two (2) business days after same is executed and delivered by all parties thereto; and

(vi) [Intentionally Omitted].

(b) During the period from the Effective Date until the Closing Date, Seller shall not, to the extent the same would be binding on or affect the Unit or any owner thereof after the Closing Date, except as permitted under Section 9(a), without Purchaser’s prior approval, which approval (except as otherwise provided in this Section 9(b)) shall not be unreasonably withheld, conditioned or delayed:

(i) enter into any new leases, licenses or occupancy agreements for any portion of the Unit;

(ii) amend or modify (other than non-material amendments or modifications, or amendments or modifications that are non-binding after Closing) or renew any of the Contracts or enter into any new Contracts;

(iii) voluntarily subject the Unit to any additional liens, encumbrances or easements that are not Permitted Encumbrances (it being understood that the recording, filing or placing of a lien or encumbrance on the Unit by a third party shall not constitute a voluntary act of Seller even if arising from an act or omission of Seller unless such act or omission of Seller was taken (or omitted to be taken) in bad faith and with the principal purpose of causing the Unit to become subject to the applicable lien or encumbrance); or

(iv) Hire employees or undertake capital improvements (except in the case of an emergency).

(c) Whenever in Section 9(b) Seller is required to obtain Purchaser’s approval with respect to any transaction described therein, Purchaser shall, within ten (10) business days after receipt of Seller’s request therefor, notify Seller of its approval or disapproval of same and, provided Seller’s request states in bold text “PURCHASER’S FAILURE TO RESPOND TO THIS REQUEST WITHIN TEN (10) BUSINESS DAYS AFTER RECEIPT THEREOF BY PURCHASER SHALL BE DEEMED TO BE PURCHASER’S APPROVAL OF THE REQUEST”, if Purchaser fails to notify Seller of its disapproval within said ten (10) business day period with the reasonable basis therefor, Purchaser shall be deemed to have approved same.

(d) [Intentionally Omitted].

10.	[Intentionally Omitted].

11.	[Intentionally Omitted].

12.	CONDITIONS TO CLOSING.

(a) Conditions to Obligations of Seller. The obligation of Seller to effect the Closing shall be subject to the fulfillment (or written waiver by Seller) at or prior to the Closing Date of the following conditions:

(i) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made at and as of the Closing Date, except to the extent a Representation expressly states that it is made as of a specified date, in which case such Representation shall be deemed remade on the Closing Date as if made on and as of such specified date. Notwithstanding the foregoing, Seller shall have no right to terminate this Agreement if any Representation made by Purchaser on the Effective Date or to be restated as of the Closing or other date shall not be true and correct in all material respects and (A) such inaccuracy is due to any condition or matter is not within Purchaser’s control, or (B) such inaccuracy is due to any action taken, or any omission, by or on behalf of Purchaser in accordance with or permitted by the provisions of this Agreement, or (C) any such Representation was known by Seller or its agents as of the Effective Date to be false or incorrect in any material respect; provided, that, if there are any other modifications or qualifications of those Representations not described in the preceding clauses (A), (B) and (C) of this Section 12(a)(i) that may be necessary to make such Representations true and correct (any such other modification or qualification, a “Purchaser Qualification”) in all material respects as remade on and as of the Closing (or, in the case of a Representation that by its terms is made as of a specified date or the Effective Date, as of such date), Seller shall have no right, remedy or claim against Purchaser, unless (w) in the case of Purchaser Qualifications resulting from circumstances that can be cured by the payment of money, the aggregate cost of correcting all such circumstances, exceeds the Minimum Amount or (x) in the case of Purchaser Qualifications resulting from circumstances that cannot readily be corrected with the payment of money, such circumstances are not corrected within six (6) business days, it being agreed that any uncured circumstances that, when taken together with all prior such costs identified by Seller, in the aggregate, do not exceed the Minimum Amount shall be deemed immaterial, shall not be a Purchaser Qualification and Seller shall have no remedy therefor.

(ii) Performance of Obligations. Purchaser shall have paid the Purchase Price in full, executed, acknowledged (if applicable) and/or delivered all documents required to be executed, acknowledged (if applicable) and/or delivered by Purchaser hereunder on the Closing Date; and in all material respects performed all other material obligations required to be performed by it under this Agreement on or prior to the Closing Date.

(b) Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Closing shall be subject to the fulfillment (or written waiver by Purchaser) at or prior to the Closing Date of the following conditions:

(i) Representations and Warranties. The Representations of Seller contained in Section 14(a) shall be true and correct in all material respects as of the Closing Date, as though made at and as of the Closing Date, except to the extent a Representation expressly states that it is made as of a specified date, in which case such Representation shall be deemed remade on the Closing Date as if made on and as of such specified date. Notwithstanding the foregoing, Purchaser shall have no right to terminate this Agreement and there shall be no reduction in the Purchase Price if any Representation made by Seller on the Effective Date or to be restated as of the Closing or other date shall not be true and correct in all material respects and (A) such inaccuracy is due to any condition or matter is not within Seller’s control, or (B) such inaccuracy is due to any action taken, or any omission, by or on behalf of Seller in accordance with or permitted by the provisions of this Agreement, or (C) any such Representation was known by Purchaser or its agents as of the Effective Date to be false or incorrect in any material respect; provided, that, if there are any other modifications or qualifications of those Representations not described in the preceding clauses (A), (B) and (C) of this Section 12(b)(i) that may be necessary to make such Representations true and correct (any such other modification or qualification, a “Seller Qualification”) in all material respects as remade on and as of the Closing (or, in the case of a Representation that by its terms is made as of a specified date or the Effective Date, as of such date), Purchaser shall have no right, remedy or claim against Seller, unless the sum of (w) in the case of Seller Qualifications resulting from circumstances that can be cured by the payment of money, the aggregate cost of correcting all such circumstances, plus (x) in the case of Seller Qualifications resulting from circumstances that cannot readily be corrected with the payment of money, the aggregate diminution in the value of the Property, exceeds the Minimum Amount, it being agreed that any uncured circumstances involving net costs and/or impairments to value that, when taken together with all prior such costs and impairments to value identified by Seller (after giving credit for any credits or cash payments made by Seller to offset the effect of those costs and impairments to value), in the aggregate, do not exceed the Minimum Amount shall be deemed immaterial, shall not be a Seller Qualification and Purchaser shall have no remedy therefor.

(ii) Performance of Obligations. Seller shall have executed, acknowledged (if applicable) and/or delivered all documents required to be executed, acknowledged (if applicable) and/or delivered by Seller hereunder on the Closing Date and Seller shall in all material respects performed all other material obligations required to be performed by Seller under this Agreement on or prior to the Closing Date.

(c) Failure of Condition. If the conditions set forth in Section 12(a) (Conditions to Obligations of Seller) or the conditions set forth in Section 12(b) (Conditions to Obligations of Purchaser) are not satisfied or waived on or before the Closing Date by the party entitled to waive such condition, either party may, provided that such party is not then in material default under this Agreement, extend the Closing Date for a period not to exceed fifteen (15) days to allow such conditions set forth in Sections 12(a) (Conditions to Obligations of Seller) and 12(b) (Conditions to Obligations of Purchaser) to be satisfied, it being agreed that the inability of either party to satisfy a condition to Closing prior to the initial Closing Date shall not be considered a default by the party failing to satisfy such condition unless such inability results from the breach of such party’s express obligations hereunder, provided, however, that in no event shall Purchaser have the right to extend the Closing Date if Purchaser fails to satisfy the condition in Section 12(a)(ii) that Purchaser pay the Purchase Price on the scheduled Closing Date. If the conditions set forth in Section 12(a) (Conditions to Obligations of Seller) are not satisfied by the expiration of such 15-day period or if neither party elects such an extension, either party may terminate this Agreement by written notice to the other, and Seller shall, subject to Section 24(a) and Section 24(b), be entitled to the Deposit and/or to pursue its remedies set forth in Section 24(a) (Purchaser Defaults) hereof. If the conditions set forth in Section 12(b) (Conditions to Obligations of Purchaser) are not satisfied by the expiration of such 15-day period or if either party does not elect such extension, either party may terminate this Agreement by written notice to the other, and Purchaser shall, subject to Section 24(a), be entitled to receive a return of the Deposit.

13.	CONDITION OF THE PROPERTY; INDEMNITIES

(a) PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER NOR ANY OTHER SELLER PARTY, NOR ANY OTHER PERSON ACTING ON BEHALF OF SELLER, NOR ANY PERSON OR ENTITY WHICH PREPARED OR PROVIDED ANY OF THE MATERIALS REVIEWED BY PURCHASER IN CONDUCTING ITS DUE DILIGENCE, NOR ANY SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING PARTIES, HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESSED OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE (INCLUDING WITHOUT LIMITATION WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO THE PROPERTY, THE PERMITTED USE OF THE PROPERTY OR THE ZONING AND OTHER LAWS, REGULATIONS AND RULES APPLICABLE THERETO OR THE COMPLIANCE BY THE PROPERTY THEREWITH, THE REVENUES AND EXPENSES GENERATED BY OR ASSOCIATED WITH THE PROPERTY, OR OTHERWISE RELATING TO THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREIN. PURCHASER FURTHER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN SECTION 14(a), ALL MATERIALS WHICH HAVE BEEN PROVIDED BY ANY OF THE SELLER PARTIES HAVE BEEN PROVIDED WITHOUT ANY WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED AS TO THEIR CONTENT, SUITABILITY FOR ANY PURPOSE, ACCURACY, TRUTHFULNESS OR COMPLETENESS AND PURCHASER SHALL NOT HAVE ANY RECOURSE AGAINST SELLER OR ANY OF THE OTHER SELLER PARTIES IN THE EVENT OF ANY ERRORS THEREIN OR OMISSIONS THEREFROM. PURCHASER IS ACQUIRING THE PROPERTY BASED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION AND INSPECTION OF THE PROPERTY AND NOT IN RELIANCE ON ANY INFORMATION PROVIDED BY SELLER, OR ANY OF THE OTHER SELLER PARTIES, EXCEPT FOR THE REPRESENTATIONS EXPRESSLY SET FORTH HEREIN. PURCHASER EXPRESSLY DISCLAIMS ANY INTENT TO RELY ON ANY SUCH MATERIALS PROVIDED TO IT BY SELLER IN CONNECTION WITH ITS DUE DILIGENCE AND AGREES THAT IT SHALL RELY SOLELY ON ITS OWN INDEPENDENTLY DEVELOPED OR VERIFIED INFORMATION.

(b) PURCHASER ACKNOWLEDGES AND AGREES THAT, SUBJECT TO, AND EXCEPT AS EXPRESSLY SET FORTH IN, THIS AGREEMENT, IT IS PURCHASING THE PROPERTY IN ITS “AS IS” CONDITION AS OF THE EFFECTIVE DATE AND “WITH ALL FAULTS AND DEFECTS” AS OF SUCH DATE, BASED UPON THE CONDITION (PHYSICAL OR OTHERWISE) OF THE PROPERTY AS OF THE DATE OF THIS AGREEMENT, SUBJECT TO REASONABLE USE, WEAR AND TEAR AND NATURAL DETERIORATION BETWEEN THE EFFECTIVE DATE AND THE CLOSING AND, ALSO SUBJECT TO THE PROVISIONS OF SECTIONS 16 AND 17 OF THIS AGREEMENT, LOSS BY CONDEMNATION OR FIRE OR OTHER CASUALTY. PURCHASER ACKNOWLEDGES AND AGREES THAT ITS OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT BE SUBJECT TO ANY FINANCING CONTINGENCY OR OTHER CONTINGENCY OR SATISFACTION OF CONDITIONS EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND PURCHASER SHALL HAVE NO RIGHT TO TERMINATE THIS AGREEMENT OR RECEIVE A RETURN OF THE DEPOSIT EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT.

(c) Notwithstanding anything to the contrary set forth in this Agreement, Seller makes no warranty with respect to the presence of Hazardous Materials (as hereinafter defined) on, above or beneath the Unit (or any parcel in proximity thereto) or in any water on or under the Unit. Purchaser’s closing hereunder shall be deemed to constitute an express waiver of Purchaser’s right to cause Seller to be joined in any action brought under any Environmental Laws (as hereinafter defined). The term “Hazardous Materials” means (i) those substances included within the definitions of any one or more of the terms “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” and “toxic pollutants,” as such terms are defined under the Environmental Laws, or any of them, (ii) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable (collectively, “Asbestos”), (v) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids, (vi) radon, (vii) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, and (viii) any other substance with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring or remediation. The term “Environmental Laws” means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq), the Resource Conservation and Recovery Act, as amended (42 U.S. §§ 6901 et seq), the Toxic Substance Control Act, as amended (15 U.S.C. §§ 2601 et seq), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq), the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq), Environmental Protection Agency regulations pertaining to Asbestos (including, without limitation, 40 C.F.R. Part 61, Subpart M, the United States Environmental Protection Agency Guidelines on Mold Remediation in Schools and Commercial Buildings, the United States Occupational Safety and Health Administration regulations pertaining to Asbestos including, without limitation, 29 C.F.R. Sections 1910.1001 and 1926.58), applicable New York State and New York City statutes and the rules and regulations promulgated pursuant thereto regulating the storage, use and disposal of Hazardous Materials, the New York City Department of Health Guidelines on Assessment and Remediation of Fungi in Indoor Environments and any state or local counterpart or equivalent of any of the foregoing, and any related federal, state or local transfer of ownership notification or approval statutes. Except with respect to any claims arising out of any breach of covenants, representations or warranties set forth in Section 14(a) or the fraudulent acts of Seller or any other Seller Party, Purchaser, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller and the other Seller Parties from, and covenants not to sue or include in any suit Seller or the other Seller Parties with respect to, any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Purchaser has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, any claim for indemnification or contribution arising under any Environmental Law.

(d) In addition to Purchaser’s indemnification obligations elsewhere in this Agreement, Purchaser hereby agrees to indemnify Seller and the other Seller Parties against, and to hold Seller and the other Seller Parties harmless from and against all claims, demands, causes of action, losses, damages, debts, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) as and when incurred by Seller and the other Seller Parties in connection with or arising out of (i) claims made on or after the Closing Date with respect to the Property by third parties relating to the ownership, maintenance, environmental condition or operation of the Property and attributable to events occurring during Purchaser’s ownership of the Property; or (ii) any representation or warranty made by Purchaser in this Agreement being false or misleading in any material respect of which false or misleading nature Seller had no knowledge as of the Closing. Notwithstanding anything to the contrary contained in this Agreement, Purchaser’s indemnity obligations under this Agreement shall not cover punitive or consequential damages other than punitive damages or consequential damages of any third party for which Seller or any Seller Party is held responsible.

(e) Seller hereby agrees to indemnify Purchaser and the other Purchaser Parties against, and to hold Purchaser and the other Purchaser Parties harmless from and against all claims, demands, causes of action, losses, damages, debts, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) as and when incurred by Purchaser and the other Purchaser Parties in connection with or arising out of claims made prior to the Closing Date with respect to the Property by third parties relating to the ownership, maintenance, environmental condition or operation of the Property and attributable to events occurring during Seller’s ownership of the Property.

(f) The provisions of this Section 13 shall survive termination or the Closing until the Survival Date set forth in Section 41 (Survival) hereof.

14.	SELLER’S REPRESENTATIONS.

(a) Seller’s Representations. Seller hereby represents and warrants to Purchaser (each a “Representation” and collectively, the “Representations”) that, as of the Effective Date:

(i) Seller is a limited liability company, duly formed and validly existing under the laws of the State of Delaware. Seller has full power and authority to enter into and perform this Agreement in accordance with its terms. This Agreement and all documents executed by Seller which are to be delivered to Purchaser at Closing are, and at the time of Closing will be, duly authorized, executed and delivered by Seller, and at the time of Closing will be the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, and do not and, at the time of Closing will not, violate Seller’s organizational documents or any provision of any agreement or judicial order to which Seller or the Property is subject. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited, or requires Seller to obtain any consent, authorization, approval or registration under, any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Seller, except for any consent, authorization, approval or registration which has been obtained.

(ii) There are no leases, licenses or other occupancy agreements demising space at the Unit. No tenant or occupant has any right or estate in the Unit (including any option to purchase same). There are no unpaid tenant improvement allowances that any tenant has the right to draw from the landlord, and there are no unpaid brokerage leasing commissions due any broker in connection with any lease that the landlord under such lease is obligated to pay pursuant to the terms thereof.

(iii) To Seller’s Actual Knowledge, Schedule 14(a)(iii) is a true, correct and complete list of the Contracts in effect as of the Effective Date. Seller has delivered to Purchaser, or made available to Purchaser for review, true and complete copies of all Contracts set forth on Schedule 14(a)(iii).

(iv) Except for the matters set forth on Schedule 14(a)(iv) there is no action, suit, litigation, hearing or administrative proceeding pending with respect to all or any portion of the Unit as to which Seller has received written notice, or, to Seller’s Actual Knowledge, is threatened with respect to all or any portion of the Unit, in each case which is not or would not be covered by insurance and which would have a material adverse effect on the use or operation of the Unit. To Seller’s Actual Knowledge, neither the litigation styled Young Woo & Assoc., LLC and YWA Two Eagles LLC v. Andrew Y. Kim, Index No. 652208/2010 (Sup. Ct. NY) nor the litigation styled Young Woo & Assoc., LLC and YWA Two Eagles LLC v. Kumho Investment Bank, Sahn Eagle LLC and Two Eagles LLC, Index No. 652270/2011 (Sup. Ct. NY) will bind or burden the Property after the Closing.

(v) There are no condemnation or eminent domain proceedings pending as to which Seller has received written notice, or to Seller’s Actual Knowledge, which are threatened against the Unit.

(vi) [Intentionally Omitted].

(vii) Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended.

(viii) No voluntary or involuntary bankruptcy proceedings are pending against Seller.

(ix) Schedule 14(a)(ix) is a true, correct and complete list of the tax years for which Seller has instituted a Tax Certiorari Proceeding with respect to the Unit and that remain open or pending.

(x) Seller (or an affiliate of Seller) owns title to the Personalty.

(xi) [Intentionally Omitted].

(xii) To Seller’s Actual Knowledge, Seller has received no written notice from the New York State Department of Environmental Protection or any other governmental authority with respect to the presence of any Hazardous Materials on the Property.

Any and all uses of the phrase, “to Seller’s Actual Knowledge” or other references to Seller’s knowledge in this Agreement, shall mean the actual, present, conscious knowledge of Sang Man Lee (the “Seller Knowledge Individual”) as to a fact at the time given without any investigation or inquiry. Without limiting the foregoing, Purchaser acknowledges that the Seller Knowledge Individual has not performed and is not obligated to perform any investigation or review of any files or other information in the possession of Seller, or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Seller set forth in this Agreement. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individual or of any other individual or entity, shall be imputed to the Seller Knowledge Individual.

(b) Survival of Seller’s Representations. The Representations of Seller contained in Section 14(a) shall survive the Closing until the Survival Date set forth in Section 41 (Survival) hereof (the “Limitation Period”), subject to the provisions of Section 24 (Default by Purchaser or Seller). Each such Representation shall automatically be null and void and of no further force and effect following the expiration of the Limitation Period unless, on or prior to the expiration of the Limitation Period, Purchaser shall have provided Seller with a written notice (a “Notice of Breach”) of any alleged breach or failure of such Representation discovered after Closing and specifying in reasonable detail the nature of such breach. Purchaser shall commence any action, suit or proceeding with respect to any breach or failure that is the subject of a Notice of Breach, if at all, on or before the date that is sixty (60) days after expiration of the Limitation Period (the “Suit Deadline”). Seller acknowledges and agrees that the resolution of such action, suit or proceeding may not occur until after the expiration of the Limitation Period, and the Limitation Period shall be deemed to be tolled with respect to (and only with respect to) any alleged breach or failure of a Representation of which Seller receives a Notice of Breach before the expiration of the Limitation Period, provided Purchaser files an action, suit or proceeding with respect thereto prior to the Suit Deadline. Notwithstanding the foregoing, if Purchaser proceeds to Closing after Purchaser’s discovery of a breach or failure of a Representation, then Purchaser shall be deemed to have waived such breach.

(c) Limitations on Seller’s Representations. The Representations of Seller set forth in Section 14(a) are subject to the following limitations: (i) subject to the express provisions of Section 9(b), Seller does not represent or warrant that any particular Contract will be in force or effect as of the Closing or that the contractors thereunder, as applicable, will not be in default thereunder, (ii) to the extent that Seller has delivered or made available to Purchaser or any of Purchaser’s Representatives (each a “Diligence Party” and collectively, the “Diligence Parties”) any Contracts or other information with respect to the Property at any time prior to the Effective Date, and such Contracts or other information contain provisions inconsistent with any of such Representations, then such representations and warranties shall be deemed modified to conform to such provisions and Purchaser shall be deemed to have knowledge thereof and (iii) in the event that, prior to the Closing, Purchaser or any Diligence Party shall obtain Actual Knowledge of any information that is contradictory to, and would constitute the basis of a breach of, any Representation or failure to satisfy any condition on the part of Seller, then, promptly thereafter (and, in all events, prior to Closing), Purchaser shall deliver to Seller notice of such information specifying the Representation or condition to which such information relates, and Purchaser further acknowledges that such Representation or condition will not be deemed breached in the event Purchaser shall have, prior to Closing, obtained Actual Knowledge of any information that is contradictory to such Representation or condition and shall have failed to disclose to Seller as required hereby and Purchaser shall not be entitled to bring any action after the Closing Date based on such Representation or condition. Purchaser shall not be deemed to have Actual Knowledge that any representation or warranty contained herein is untrue, inaccurate or breached except to the extent that (1) Purchaser or any Diligence Party has Actual Knowledge of any fact or information which is inconsistent with such representation or warranty or (2) this Agreement or any Contracts or other information with respect to the Property delivered or made available to Purchaser or any Diligence Party contain provisions inconsistent with any of such representations and warranties. Any and all references to Purchaser’s or any Diligence Party’s “Actual Knowledge” in this Agreement shall mean the actual, present, conscious knowledge of Purchaser or any Diligence Party as to a fact at the time given without any investigation or inquiry. Without limiting the foregoing, Seller acknowledges that Purchaser is not obligated to perform any investigation or review of any files or other information in the possession of Seller, or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Seller set forth in this Agreement.

15.	PURCHASER’S REPRESENTATIONS.

(a) Purchaser hereby represents and warrants to Seller as of the Effective Date and as of Closing that:

(i) Purchaser is a limited liability company duly formed and in good standing under the laws of the Cayman Islands and is not subject to any law, order, decree, restriction or agreement which prohibits or would be violated by this Agreement or the consummation of the transactions contemplated hereby.

(ii) Purchaser has full power and authority to enter into and perform this Agreement in accordance with its terms and this Agreement and all documents executed by Purchaser which are to be delivered to Seller at Closing are, and at the time of Closing will be, duly authorized, executed and delivered by Purchaser and are, and at the time of Closing will be the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

(iii) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited, or requires Purchaser to obtain any consent, authorization, approval or registration under, any law, statute, rule, regulation, judgment, order, writ, injunction or decree which is binding upon Purchaser.

(iv) There are no judgments, orders or decrees of any kind against Purchaser unpaid and unsatisfied of record, nor any actions, suits or other legal or administrative proceedings pending or, to Purchaser’s Actual Knowledge, threatened against Purchaser, which would have a material adverse effect on Purchaser, its financial condition or its ability to consummate the transactions contemplated by this Agreement.

(v) Purchaser is not acquiring the Property with the assets of an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or, if plan assets will be used to acquire the Property, Purchaser will deliver to Seller at Closing a certificate containing such factual representations as shall permit Seller and its counsel to conclude that no prohibited transaction would result from the consummation of the transactions contemplated by this Agreement. Purchaser is not a “party in interest” within the meaning of Section 3(3) of ERISA with respect to any beneficial owner of Seller.

(vi) Purchaser is not now nor shall it be at any time prior to or at the Closing an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC “Specially Designated Nationals and Blocked Persons”) or otherwise. Neither Purchaser nor any Person who owns an interest in Purchaser (collectively, a “Purchaser Party”) is now nor shall be at any time prior to or at the Closing a Person with whom a U.S. Person, including a United States Financial Institution as defined in 31 U.S.C. 5312, as periodically amended (“Financial Institution”), is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(vii) Neither Purchaser nor any Purchaser Party, nor any Person providing funds to Purchaser: (i) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws (as hereinafter defined); (ii) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. For purposes of this Section 15(a), the term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that: (w) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (x) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (y) require identification and documentation of the parties with whom a Financial Institution conducts business; or (z) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

(viii) Purchaser is in compliance with any and all applicable provisions of the Patriot Act.

(b) Survival. The provisions of this Section 15 and the representations and warranties set forth in such provisions (and all other representations and warranties of Purchaser contained in this Agreement) shall survive the Closing until the Survival Date set forth in Section 41 (Survival) hereof.

16.	DAMAGE AND DESTRUCTION.

(a) If all or any part of the Unit is damaged by fire or other casualty occurring on or after the Effective Date and prior to the Closing Date, whether or not such damage affects a material part of the Unit, then:

(i) if the estimated cost of repair or restoration is less than or equal to five percent (5%) of the Purchase Price and if the estimated time to substantially complete such repair or restoration is twelve (12) months or less, then neither party shall have the right to terminate this Agreement and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any liability or obligation on the part of Seller by reason of such destruction or damage, however, Purchaser shall have the right to abate the Purchase Price by the amount paid for cost of repair or restoration less the amount of any insurance proceeds assigned to Purchaser pursuant to this Section 16(a)(i) and any deductible required to be paid by Seller pursuant to Seller’s insurance policy(ies). In such event, Seller shall assign to Purchaser, by written instrument in form reasonably satisfactory to Seller and Purchaser, all of Seller’s interest in and to any casualty insurance proceeds under the casualty insurance policies in effect with respect to the Unit on account of such physical damage or destruction and shall promptly deliver to Purchaser any such proceeds or awards actually theretofore received by Seller, less any amounts reasonably and actually expended by Seller to collect any such insurance proceeds or to remedy any unsafe conditions at the Property or to repair or restore any damages, in no event to exceed the amount of the loss. In the event such amount spent by Seller shall exceed the amount of the deductible on such casualty insurance policy, then Purchaser shall deliver such excess amount to Seller, within six (6) business days of its receipt of any casualty insurance proceeds received on account of such casualty. Seller shall not settle or compromise any claims related to damage or destruction by casualty in excess of $2,000,000 without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii) if the estimated cost of repair or restoration exceeds five percent (5%) of the Purchase Price or if the estimated time to substantially complete such repair or restoration exceeds twelve (12) months, Purchaser shall have the option, exercisable on or prior to the Casualty Election Date (as hereinafter defined), time being of the essence, to terminate this Agreement by delivering notice of such termination to Seller, whereupon the Deposit shall be returned to Purchaser and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except for such provisions which are expressly provided in this Agreement to survive the termination hereof. If a fire or other casualty described in this clause (ii) shall occur and Purchaser shall not timely elect to terminate this Agreement, then Purchaser and Seller shall consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such destruction or damage and, in such event, Seller shall assign to Purchaser, by written instrument in form reasonably satisfactory to Seller and Purchaser, all of Seller’s interest in and to any casualty insurance proceeds under the casualty insurance policies in effect with respect to the Unit on account of such physical damage or destruction and shall promptly deliver to Purchaser any such proceeds or awards actually theretofore received by Seller, less any amounts reasonably and actually expended by Seller to collect any such insurance proceeds or to remedy any unsafe conditions at the Property or to repair or restore any damages, in no event to exceed the amount of the loss. In the event such amount spent by Seller shall exceed the amount of the deductible on such casualty insurance policy, then Purchaser shall deliver such excess amount to Seller, within six (6) business days of its receipt of any casualty insurance proceeds received on account of such casualty.

(b) The estimated cost to repair and/or restore and the estimated time to complete contemplated in Section 16(a) above shall be established by estimates obtained by Seller from independent contractors, subject to Purchaser’s review and reasonable approval of the same and the provisions of Section 16(e) below. The Closing Date may be extended up to a maximum extension of ninety (90) days, as reasonably required to obtain such estimates (including the resolution of any arbitration required pursuant to Section 16(e) below), determine the availability and amount of insurance proceeds and to give the notices required under this Section 16. Seller and Purchaser shall reasonably cooperate and exercise good faith efforts to obtain damage estimation and insurance proceeds.

(c) “Casualty Election Date” means the tenth (10th) business day following Seller’s delivery of the estimates as described in Section 16(a)(ii) and Section 16(b) above.

(d) In the event of any fire or other casualty, the Closing Date shall be extended to the tenth (10th) business day following the Casualty Election Date.

(e) The provisions of this Section 16 supersede any law applicable to the Unit governing the effect of fire or other casualty in contracts for real property. Any disputes under this Section 16 as to the cost of repair or restoration or the time for completion of such repair or restoration shall be resolved by expedited arbitration before a single arbitrator acceptable to both Seller and Purchaser in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided, that if Seller and Purchaser shall fail to agree on an arbitrator within five (5) days after any such dispute arises, then either party may request the office of the American Arbitration Association located in New York, New York to designate an arbitrator. Such arbitrator shall be an independent architect or engineer having at least ten (10) years of experience in the construction of comparable office buildings in New York City. The determination of the arbitrator shall be conclusive and binding upon the parties. The costs and expenses of such arbitrator shall be borne equally by Seller and Purchaser.

17.	CONDEMNATION.

(a) If, prior to the Closing Date, any part of the Unit is taken (other than a temporary taking), or if Seller shall receive an official notice from any governmental authority having eminent domain power over the Unit of its intention to take, by eminent domain proceeding, any part of the Unit (a “Taking”), Seller shall promptly notify Purchaser thereof. If the Taking will result in a material and adverse effect on the Property, then Purchaser shall have the option, exercisable within ten (10) business days after receipt of notice of such Taking, time being of the essence, to terminate this Agreement by delivering written notice of such termination to Seller, whereupon the Deposit shall be returned to Purchaser and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except pursuant to the provisions of this Agreement which are expressly provided to survive the termination hereof. If a Taking shall occur and (i) the Taking will not result in a material and adverse effect on the Property, or (ii) the Taking will result in a material and adverse effect on the Property and Purchaser shall not timely elect to terminate this Agreement pursuant to the immediately preceding sentence, then Purchaser and Seller shall consummate the transaction contemplated under, and in accordance with, this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking; provided, that Seller shall, on the Closing Date, (i) assign and remit to Purchaser the net proceeds of any award or other proceeds of such Taking which may have been collected by Seller as a result of such Taking less the reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by Seller in connection with such Taking, or (ii) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of Seller’s right to any such award or other proceeds which may be payable to Seller as a result of such Taking and Purchaser shall reimburse Seller for the reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by Seller in connection with such Taking.

(b) The provisions of this Section 17 supersede any law applicable to the Unit governing the affect of condemnation in contracts for real property. Any disputes under this Section 17 shall be resolved by expedited arbitration before a single arbitrator acceptable to both Seller and Purchaser in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided, that if Seller and Purchaser fail to agree on an arbitrator within five days after a dispute arises, then either party may request the office of the American Arbitration Association located in New York, New York to designate an arbitrator. Such arbitrator shall be an independent architect or engineer having at least ten (10) years of experience in the construction of comparable office buildings in New York City. The costs and expenses of such arbitrator shall be borne equally by Seller and Purchaser.

18.	BROKERS AND ADVISORS.

(a) Purchaser represents and warrants to Seller that Purchaser has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any broker, finder, consultant, advisor, or professional in the capacity of a broker or finder (each a “Broker”) in connection with this Agreement or the transactions contemplated hereby. Purchaser hereby agrees to indemnify, defend and hold Seller and the other Seller Parties harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Broker engaged by or claiming to have dealt with Purchaser in connection with this Agreement or the transactions contemplated hereby.

(b) Seller represents and warrants to Purchaser that Seller has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any Broker in connection with this Agreement or the transactions contemplated hereby. Seller hereby agrees to indemnify, defend and hold Purchaser and its direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors and any successors or assigns of the foregoing, harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Broker engaged by or claiming to have dealt with Seller in connection with this Agreement or the transactions contemplated hereby.

(c) The provisions of this Section 18 shall survive the Closing or the termination of this Agreement until the Survival Date set forth in Section 41 (Survival) hereof.

19.	TAX REDUCTION PROCEEDINGS.

Seller may file and/or continue to prosecute an application for the reduction of the assessed valuation of the Unit or any portion thereof for real estate taxes or a refund of Property Taxes previously paid (a “Tax Certiorari Proceeding”) to the City of New York for any New York City tax fiscal year (i.e., the period commencing on July 1 of a calendar year and ending on June 30 of the next calendar year) (a “Tax Year”). Seller shall have the right to withdraw, settle or otherwise compromise Tax Certiorari Proceedings affecting real estate taxes assessed against the Unit (i) for any fiscal period prior to the Tax Year in which the Closing Date shall occur without the prior consent of Purchaser, and (ii) for the Tax Year in which the Closing Date shall occur or any Tax Year thereafter, provided Purchaser shall have consented with respect thereto, which consent shall not be unreasonably withheld or delayed. The amount of any tax refunds (net of attorneys’ fees and other costs of obtaining such tax refunds) with respect to any portion of the Unit for the Tax Year in which the applicable Apportionment Date occurs shall be apportioned between Seller and Purchaser as of such Apportionment Date. If, in lieu of a tax refund, a tax credit is received with respect to any portion of the Unit for the Tax Year in which the applicable Apportionment Date occurs, then (x) within thirty (30) days after receipt by Seller or Purchaser, as the case may be, of evidence of the actual amount of such tax credit (net of attorneys’ fees and other costs of obtaining such tax credit), the tax credit apportionment shall be readjusted between Seller and Purchaser, and (y) upon realization by Purchaser of a tax savings on account of such credit, Purchaser shall pay to Seller an amount equal to the savings realized (as apportioned). All refunds, credits or other benefits applicable to any fiscal period prior to the Tax Year in which the applicable Apportionment Date shall occur shall belong solely to Seller, except for amounts due tenants (and Purchaser shall have no interest therein) and, if the same shall be paid to Purchaser or anyone acting on behalf of Purchaser, the net amount due Seller shall be paid to Seller within ten (10) days following receipt thereof and, if not timely paid, with interest thereon from the tenth day following such receipt until paid to Seller at a rate equal to the Default Rate. Notwithstanding the foregoing, Seller shall promptly notify Purchaser of the settlement of any such Tax Certiorari Proceedings and provide reasonable evidence of same to Purchaser upon request. The provisions of this Section 19 shall survive the Closing until the Survival Date set forth in Section 41 (Survival) hereof.

20.	TRANSFER TAXES AND TRANSACTION COSTS.

(a) At the Closing, Seller and Purchaser shall execute, acknowledge, deliver and file (or deliver to the Title Company for filing) all such returns (or, if required by ACRIS E-tax procedures, an electronic version thereof) as may be necessary to comply with Article 31 of the Tax Law of the State of New York and the regulations applicable thereto, and the New York City Real Property Transfer Tax Law (Admin. Code Title 11, Chapter 21) and the regulations applicable thereto (collectively, as the same may be amended from time to time, the “Transfer Tax Laws”). The transfer taxes payable pursuant to the Transfer Tax Laws in respect of the transactions contemplated under this Agreement shall collectively be referred to as the “Transfer Taxes”. Seller shall pay (or cause to be paid) to the appropriate governmental authority all Transfer Taxes payable, if any, in connection with the consummation of the transactions contemplated by this Agreement.

(b) Seller shall also be responsible for (i) the costs of its legal counsel, advisors and other professionals employed by it in connection with the sale of the Property and (ii) one-half of all escrow and/or closing fees charged by the Title Company or Escrow Agent.

(c) Purchaser shall be responsible for (i) the costs and expenses associated with its due diligence, (ii) the costs and expenses of its legal counsel, advisors and other professionals employed by it in connection with the sale of the Property, (iii) all premiums and fees for title examination (including the cost of the any title commitment for an owner’s policy of title insurance) and title insurance and endorsements obtained and all related charges and survey costs in connection therewith, (iv) one-half of all escrow and/or closing fees charged by the Title Company or Escrow Agent, and (v) any recording fees or taxes for documentation to be recorded in connection with the transactions contemplated by this Agreement.

(d) The provisions of this Section 20 shall survive the Closing until the Survival Date set forth in Section 41 (Survival) hereof.

21.	DELIVERIES TO BE MADE ON THE CLOSING DATE.

(a) Seller’s Documents and Deliveries: On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser the following:

(i) Evidence that any common charges and assessments then due and payable by Seller with respect to the Unit have been paid by or on behalf of Seller, it being agreed that such a statement from the property manager of the Condominium shall satisfy this delivery;

(ii) a duly executed Bill of Sale in the form of Exhibit B;

(iii) a duly executed certification as to Seller’s nonforeign status as prescribed in Section 25 (FIRPTA Compliance), if appropriate, in the form of Exhibit C;

(iv) [Intentionally Omitted];

(v) [Intentionally Omitted];

(vi) copies of plans and specifications, technical manuals and similar materials relating exclusively to the Unit to the extent same are in Seller’s possession;

(vii) originals or, if originals are unavailable, copies, of all books and records relating to the operation of the Unit and maintained by Seller during Seller’s ownership thereof, to the extent same are in Seller’s possession, excluding, however any Protected Information;

(viii) originals or, if originals are unavailable, copies, of all transferable Permits, licenses and approvals, guarantees and warranties relating exclusively to the ownership, use or operation of the Property, to the extent same are in Seller’s possession;

(ix) all site plans, architectural renderings, plans and specifications, as-built plans, engineering plans and other similar plans or diagrams relating exclusively to the Property, to the extent same are in Seller’s possession;

(x) keys and combinations in Seller’s possession relating to the operation of the Unit;

(xi) [Intentionally Omitted]; and

(xii) [Intentionally Omitted].

Seller shall be deemed to have delivered the items set forth in clauses (vi) through (x) above if the same are left at the Unit on the Closing Date.

(b) Purchaser’s Documents and Deliveries: On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller the following with respect to the Unit:

(i) payment of the Purchase Price payable in accordance with Section 4(f) at the Closing by 5:00 P.M., eastern time, on the Closing Date, in the manner required under this Agreement; and

(ii) (1) copies of the certificate of formation and internal governing documents of Purchaser, which documents may be redacted to protect confidential and proprietary information not related to Purchaser’s authority to execute and deliver this Agreement or consummate the transactions contemplated by this Agreement, and copies of the resolutions of the managers, board of directors or other internal governing authority of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement certified as true and correct by the Secretary or Assistant Secretary of Purchaser; (2) a good standing certificate for Purchaser issued by the jurisdiction of formation of Purchaser, dated within thirty (30) days of the Closing Date; (3) a good standing certificate for Purchaser issued by the State of New York (if not formed in the State of New York) dated within thirty (30) days of the Closing Date; and (4) an incumbency certificate executed by the Secretary or Assistant Secretary of Purchaser with respect to those officers of Purchaser executing any documents or instruments in connection with the transactions contemplated herein.

(c) Jointly Executed Documents: Seller and Purchaser shall, on the Closing Date, each execute, acknowledge (as appropriate) and exchange the following documents with respect to the Unit:

(i) a duly executed and acknowledged Unit deed in the form of Exhibit D;

(ii) an Omnibus Assignment and Assumption Agreement in the form of Exhibit E;

(iii) a duly executed Assignment and Assumption of Contracts in the form of Exhibit F provided that Seller shall also deliver copies of the Contracts then in effect, if any, to the extent in Seller’s possession;

(iv) the returns required under the Transfer Tax Laws, if any, and any other tax laws applicable to the transactions contemplated herein; and

(v) any other affidavit, document or instrument required to be delivered by Seller or Purchaser or reasonably requested by the Title Company (so long as such request does not add additional warranties or covenants to Seller), pursuant to the terms of this Agreement or applicable law in order to effectuate the transfer of title to the Unit.

(d) The provisions of this Section 21 shall survive the Closing until the Survival Date set forth in Section 41 (Survival) hereof.

22.	CLOSING DATE.

The closing of the transactions contemplated hereunder (the “Closing”) shall occur, and the documents referred to in Section 21 (Deliveries to Be Made on the Closing Date) shall be delivered upon tender of the Purchase Price provided for in this Agreement, at 1:00 P.M., eastern time, on the earlier to occur of (a) sixty (60) days following the Effective Date and (b) October 27, 2011, as such date may be extended pursuant to Section 12 (Closing Conditions) (such date, as the same may be adjourned from time to time as provided in this Agreement, being referred to as the “Closing Date”), at the offices of Seller’s attorneys, Pillsbury Winthrop Shaw Pittman LLP, 1540 Broadway, New York, New York 10036, or at such other location upon which the parties mutually agree. TIME IS OF THE ESSENCE as to the Purchaser’s obligation to close the transactions contemplated hereunder on or prior to the Closing Date (as the same may be extended pursuant to an explicit provision of this Agreement). If the Closing has not occurred by the Closing Date, either party may terminate this Agreement and pursue its available remedies, if any, as set forth in this Agreement.

23.	NOTICES.

All notices, demands, requests or other communications (collectively, “Notices”) required to be given or which may be given hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, or (b) national overnight or international delivery service, or (c) facsimile or e-mail transmission (provided that the original shall be simultaneously delivered by national overnight or international delivery service or personal delivery), or (d) personal delivery, addressed as follows:

If to Seller:

Unit 1

73 Pine Street

New York, New York 10005

Attention: Sang Man Lee

Facsimile:

E-mail:

with copies to:

Mr. Sang Man Lee

MyAsset Investment Management Co., Ltd.

5th floor The Korea Teachers’ Credit union Building

35-3 Yoido-Dong Youngdengpo-Gu

Seoul, Korea

Facsimile: 822-3774-6119

E-mail: smlee@mai.co.kr

and to:

Pillsbury Winthrop Shaw Pittman LLP

2300 N Street, NW

Washington, DC 20037

Attention: Hakkyun Kim

Facsimile: (202) 663-8007

E-mail: hakkyun.kim@pillsburylaw.com

If to Purchaser:

8/F Xihuan Plaza

1 Xizhimenwai Avenue

Xicheng District, Beijing, 100044

Attention: Vincent Mo

Facsimile:

E-mail: vincentmo@soufun.com

with a copy to:

Leonard H. Hecht

Thomas T. Hecht, P.C.

1270 Avenue of the Americas, Suite 214

New York, New York 10020

Direct Dial: 212-245-5659

Facsimile: 212-956-7432

Email: leonard.hecht@hechtlaw.com

If to the Escrow Agent:

Commonwealth Land Title Insurance Company

2 Grand Central Tower

140 East 45th Street, 22nd floor

New York, NY 10017

Attention: Christopher J. Bruno, Esq.

Facsimile: (212) 986-3049

Email: cbruno@cltic.com

Any Notice so sent by certified or registered mail, national overnight or international delivery service or personal delivery shall be deemed given on the date of receipt or refusal (as indicated on the return receipt if sent by certified or registered mail), or one (1) business day after the date of receipt by the national overnight or international delivery service. Any Notice sent by facsimile transmission shall be deemed given when received as confirmed by the telecopier electronic confirmation receipt. Any Notice sent by e-mail transmission shall be deemed given when received as confirmed by electronic confirmation receipt. A Notice may be given either by a party or by such party’s attorney. Seller or Purchaser may designate, by not less than six (6) business days’ notice given to the others in accordance with the terms of this Section 23, additional or substituted parties to whom Notices should be sent hereunder.

24.	DEFAULT BY PURCHASER OR SELLER.

(a) Purchaser Defaults. In the event that Purchaser fails to pay the Purchase Price on the Closing Date, Purchaser and Seller agree that the actual damages that Seller shall sustain as a result thereof shall be substantial and shall be extremely difficult and impractical to determine. Purchaser and Seller therefore agree that if Purchaser fails to pay the Purchase Price on the Closing Date, whether at or prior to the Closing, Seller’s remedy, provided that Seller is not then in material default under this Agreement beyond any applicable notice and cure period, shall be that Seller may elect to terminate this Agreement, to receive from the Escrow Agent, as full, complete and valid liquidated damages (and not as a penalty) the Deposit together with any interest earned thereon from Escrow Agent, and thereafter none of the parties hereto shall have any further liability or obligation to the other parties hereunder, except for such indemnities, liabilities and obligations as are expressly stated to survive the termination of this Agreement. Except with respect to Purchaser’s failure to pay the Purchase Price Purchaser on the Closing Date for which Seller may elect to terminate this Agreement and receive the Deposit as set forth in the foregoing provisions of this Section 24(a), Seller agrees not to terminate this Agreement but, provided that Seller is not then in material default under this Agreement beyond any applicable notice and cure period, Seller shall have all other rights and remedies available at law or in equity in the event Purchaser fails to perform any or all of the terms, covenants, conditions and agreements to be performed by Purchaser under the terms of this Agreement or otherwise defaults in any material respect under this Agreement with respect to its obligations to be performed on or before the Closing Date, provided that Seller gives Purchaser written notice of any such failure or default and that Purchaser does not cure or remedy such failure or default within fifteen (15) days following delivery of such notice to Purchaser.

(b) Seller Pre-Closing Defaults. In the event that on the Closing Date Seller has defaulted on its material obligations hereunder in any material respect, and provided that Purchaser was ready, willing, and able to consummate Closing on the Closing Date and was not in breach in any material respect of this Agreement, then, Purchaser shall be entitled, as its sole and exclusive remedy, provided that Purchaser is not then in material default under this Agreement beyond any applicable notice and cure period, and Purchaser hereby waives its right to pursue any other remedy at law or in equity, to either: (a) treat this Agreement as being in full force and effect and pursue only the remedy of specific performance of the Seller’s obligations to deliver the documents described in Sections 21(a) and 21(c) hereof; or (b) terminate this Agreement and receive a return of the Deposit (and the parties shall jointly instruct the Escrow Agent to promptly return to Purchaser the Deposit) and the reasonable out-of-pocket costs and expenses incurred by Purchaser in negotiating this Agreement and preparing for Closing and in obtaining the return of the Deposit, up to, but not more than, $50,000. If the default by Seller of its obligation to close under this Agreement shall result from the act of Seller to sell the Property to a third party and provided that Purchaser is not then in default beyond any applicable notice and cure period, Purchaser shall be entitled to receive a return of the Deposit (and the parties shall jointly instruct the Escrow Agent to promptly return to Purchaser the Deposit) and Seller shall reimburse the reasonable out-of-pocket expenses incurred by Purchaser in negotiating this Agreement and preparing for Closing and obtaining the return of the Deposit, up to, but not more than, $50,000. As a condition precedent to Purchaser’s exercising any right it may have to bring an action for specific performance hereunder, Purchaser must commence such action for specific performance within twenty (20) days after the date scheduled for Closing and provide reasonably sufficient evidence to Seller that Purchaser is ready, willing, and able to consummate Closing, including without limitation evidence of its ability to fund the Purchase Price. Purchaser agrees that its failure to timely commence such an action for specific performance within such twenty (20) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against the Property. In no case shall Purchaser seek punitive damages or consequential damages. If prior to the Closing Date Purchaser has or obtains knowledge that Seller has defaulted on its obligations hereunder in any respect, and Purchaser nevertheless proceeds with the Closing, then the default by Seller as to which Purchaser shall have such knowledge shall be deemed waived by Purchaser and Seller shall have no liability to Purchaser or its successors and assigns in respect thereof. Purchaser shall promptly notify Seller in writing within two (2) business days if Purchaser has or obtains knowledge that Seller has defaulted on its obligations hereunder in any respect.

(c) Defaults Discovered Post-Closing. If Purchaser closes the transactions contemplated by this Agreement and, after the Closing Date but before the applicable Survival Date, Purchaser discovers a breach of Seller’s representations, warranties, covenants or indemnities hereunder or under any certificates and other documents executed at, or in connection with, the Closing, Purchaser shall, provided that Purchaser is not then in default under this Agreement beyond any applicable notice and cure period, have the right, until the Suit Deadline, to sue Seller for actual direct damages incurred by Purchaser as a result of such breach or breaches. However, in any such event or events, Seller shall have no liability to Purchaser for all or any of such matters individually or in the aggregate in excess of One Hundred Sixty-Six Thousand Six Hundred Sixty-Six Dollars and Sixty-Seven Cents ($166,666.67) (the “Post-Closing Damage Cap”) and no claim for breach of a representation, warranty, covenant or indemnity may be made unless the claims, individually or in the aggregate, shall be in excess of Ten Thousand and No/100 Dollars ($10,000.00) (the “Minimum Amount”) after taking into account all prior claims and then only to the extent such claims are in excess of the Minimum Amount, and then only to the extent of the excess over the Minimum Amount. Purchaser shall not enter any judgment or collect an amount in excess of the Post-Closing Damage Cap. Notwithstanding anything contained herein to the contrary, if Purchaser had knowledge of a default by Seller on the Closing Date and Purchaser elects to close the transaction contemplated herein, Purchaser shall be deemed to have irrevocably waived such default and Seller shall not have any liability with respect to such default.

(d) Limitation on Seller Default. Notwithstanding anything to the contrary, Seller’s inability to satisfy a condition of this Agreement shall not be considered a default by Seller hereunder unless such inability results from the breach of Seller’s express obligations hereunder.

(e) Return of Deposit. Notwithstanding anything to the contrary set forth in this Agreement, if Purchaser shall be entitled to a return of the Deposit (or portion thereof) pursuant to the terms of this Agreement, as a condition precedent to Purchaser’s receipt of the Deposit (or portion thereof), Purchaser shall have complied with the terms and provisions of this Agreement, including but not limited to Purchaser’s restoration and indemnification obligations set forth in Section 3 hereof of which Purchaser has received notice pursuant to Section 3(g) prior to the time Purchaser requests a return of the Deposit.

(f) Survival. The provisions of this Section 24 shall survive the Closing and shall survive any termination of this Agreement until the Survival Date set forth in Section 41 (Survival) hereof

25.	FIRPTA COMPLIANCE.

Seller shall comply with the provisions of the Foreign Investment in Real Property Tax Act (as amended, “FIRPTA”), Section 1445 of the Internal Revenue Code of 1986 (as amended, the “Code”). Seller acknowledges that Section 1445 of the Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform Purchaser that withholding of tax is not required upon the disposition of a United States real property interest by Seller, Seller hereby represents and warrants that Seller is not a foreign person as that term is defined in the Code and Income Tax Regulations. On the Closing Date, Seller shall deliver to Purchaser a certification as to Seller’s non-foreign status in the form of Exhibit G, and shall comply with any temporary or final regulations promulgated with respect thereto and any, relevant revenue procedures or other officially published announcements of the Internal Revenue Service of the U.S. Department of the Treasury in connection therewith.

26.	ENTIRE AGREEMENT.

This Agreement contains all of the terms agreed upon between Seller and Purchaser with respect to the subject matter hereof, and all prior agreements, understandings, representations and statements, oral or written, between Seller and Purchaser are merged into this Agreement. Upon the execution and delivery of this Agreement, this Agreement shall be binding on Seller and Purchaser whether or not executed by Escrow Agent. The provisions of this Section 26 shall survive the Closing or the termination of this Agreement until the Survival Date set forth in Section 41 (Survival) hereof.

27.	AMENDMENTS.

This Agreement may not be changed, modified or terminated, except by an instrument executed by Seller and Purchaser. The provisions of this Section 27 shall survive the Closing or the termination of this Agreement until the Survival Date set forth in Section 41 (Survival) hereof.

28.	WAIVER.

No waiver by either party of any failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply. The provisions of this Section 28 shall survive the Closing or the termination of this Agreement until the Survival Date set forth in Section 41 (Survival) hereof.

29.	PARTIAL INVALIDITY.

If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law. The provisions of this Section 29 shall survive the Closing or the termination of this Agreement until the Survival Date set forth in Section 41 (Survival) hereof.

30.	SECTION HEADINGS.

The headings of the various sections of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement. The provisions of this Section 30, shall survive the Closing or the termination of this Agreement until the Survival Date set forth in Section 41 (Survival) hereof.

31.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New York without giving effect to conflict of laws principles thereof. The provisions of this Section 31 shall survive the Closing or the termination of this Agreement until the Survival Date set forth in Section 41 (Survival) hereof.

32.	PARTIES; ASSIGNMENT AND RECORDING.

(a) This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller and Purchaser and their respective successors and permitted assigns; provided, that none of the representations or warranties made by Seller hereunder shall inure to the benefit of any person or entity that may, after the Closing Date, succeed to Purchaser’s interest in the Property.

(b) Purchaser shall not directly or indirectly assign or otherwise transfer this Agreement or any of its rights hereunder to any person or entity other than a Permitted Assignee (as hereinafter defined) without Seller’s prior written consent in each instance, which consent may be granted or withheld in Seller’s sole and absolute discretion. Any change in control of Purchaser or any transfer of any of the direct or indirect ownership interests in Purchaser, at any level or tier of ownership, whether in one transaction or a series of transactions, shall constitute an assignment for purposes of this Section 32. For purposes of this Section 32(b), a “Permitted Assignee” is an entity established by Purchaser that is (i) controlled by Purchaser and (ii) where Purchaser has sole authority to make all decisions regarding such entity,. No assignment shall release Purchaser from his obligations hereunder, which obligations shall remain the joint and several obligations of Purchaser and its assignee.

(c) Neither this Agreement nor any memorandum hereof may be recorded without first obtaining Seller’s and Purchaser’s consent thereto. Seller and Purchaser shall not withhold its respective consent without legitimate reason. Any breach of the provisions of this Section 32(c) by Seller or Purchaser shall constitute a default by such party under this Agreement. Purchaser agrees not to file any lis pendens or other instrument against all or a portion of the Unit in connection herewith, other than in connection with any action for specific performance by Purchaser pursuant to the express rights granted to Purchaser under Section 24(b).

(d) The provisions of Section 32(a) and 32(c) shall survive the Closing or the termination of this Agreement until the Survival Date set forth in Section 41 (Survival) hereof. The provisions of Section 32(b) shall survive the termination of this Agreement until the Survival Date set forth in Section 41 (Survival) hereof.

33.	CONFIDENTIALITY AND PRESS RELEASES.

(a) Seller and Purchaser covenant and agree not to communicate the terms or any aspect of this Agreement and the transactions contemplated hereby to any person or entity and to hold, in the strictest confidence, the content of any and all information in respect of the Property which is supplied by Seller to Purchaser or by Purchaser to Seller, without the express written consent of the other parties; provided, that each of Seller, and Purchaser may, without the consent of the other parties, disclose the terms of this Agreement and the transactions contemplated hereby (i) to its partners, members, attorneys, officers, principals, architects, contractors, advisors, accountants, lenders and potential lenders and investors, agents, employees and consultants (collectively “Disclosure Parties”) without the express written consent of the other parties, so long as any such Disclosure Parties to whom disclosure is made shall also agree to keep all such information confidential in accordance with the terms of this Section 33, and (ii) if disclosure is required by law or by any governmental authority or by regulatory or judicial process, or pursuant to any regulations promulgated by the New York Stock Exchange or other public exchange for the sale and purchase of securities, provided that in such event Seller or Purchaser, as applicable, shall notify the other party in writing of such required disclosure, exercise all commercially reasonable efforts to preserve the confidentiality of the confidential documents or information, as the case may be (including, without limitation, reasonably cooperating with the other party to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such confidential documents or information, as the case may be, by such tribunal), and disclose only that portion of the confidential documents or information which it is legally required to disclose. If this Agreement is terminated, such confidentiality shall be maintained and Seller and Purchaser shall destroy or deliver, or cause to be destroyed or delivered, to Seller or Purchaser, as applicable, upon request, all documents and other materials, and all copies thereof, obtained thereby in connection with this Agreement that are subject to such confidence, with any such destruction confirmed by Seller or Purchaser, as applicable, in writing. Notwithstanding anything herein to the contrary, (i) the foregoing confidentiality obligations shall not apply to the extent that any such information is a matter of public record or is provided in other sources readily available to the real estate industry other than as a result of disclosure by Seller or Purchaser, as applicable, or the Disclosure Parties, and (ii) a breach of this Section 33 by Seller shall not be deemed a default by Seller allowing Purchaser to terminate this Agreement.

(b) [Intentionally Omitted].

(c) Notwithstanding anything to the contrary contained in this Section 33, Seller (and its affiliates) shall have the right to share any information relating to or obtained from Purchaser (or its affiliates) with (i) the Federal Reserve Bank of New York (the “FRBNY”) or the U.S. Department of the Treasury or their international equivalents and their respective representatives, (ii) any banking or insurance regulatory authority, or (iii) the U.S. Internal Revenue Service or any other tax authority, or their international equivalents, in each case as Seller deems necessary or advisable in its good faith judgment.

(d) Notwithstanding anything to the contrary contained in this Section 33, Seller shall have the right to share any information relating to or obtained from Purchaser (or its affiliates) with such governmental, banking, insurance, tax or other regulatory authorities in the Republic of Korea as may be required by law or by any such governmental authority in the Republic of Korea having jurisdiction over Seller or its members; provided, that Seller may disclose only that portion of such confidential information which it is legally required to so disclose.

34.	FURTHER ASSURANCES.

Seller and Purchaser will do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices, transfers and assurances as may be reasonably required by the other party for carrying out the intentions or facilitating the consummation of this Agreement. The provisions of this Section 34 shall survive the Closing until the Survival Date set forth in Section 41 (Survival) hereof.

35.	THIRD PARTY BENEFICIARY.

This Agreement is an agreement solely for the benefit of Seller and Purchaser (and their permitted successors and/or assigns). No other person, party or entity shall have any rights hereunder nor shall any other person, party or entity be entitled to rely upon the terms, covenants and provisions contained herein. The provisions of this Section 35 shall survive the Closing or the termination of this Agreement until the Survival Date set forth in Section 41 (Survival) hereof.

36.	JURISDICTION AND SERVICE OF PROCESS.

Seller and Purchaser agree to submit to personal jurisdiction in the State of New York in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, hereby agree and consent that without limiting other methods of obtaining jurisdiction, any process or notice of motion or other application to any such court in connection with any such action or proceeding as described above may be served upon Seller and Purchaser by registered or certified mail to or by personal service at the last known address of the parties, whether such address be within or without the State of New York. Any legal suit, action or other proceeding by Seller or Purchaser against another party arising out of or relating to this Agreement shall be instituted only in the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York, and each party hereby waives any objections which it may now or hereafter have based on venue and/or forum non-conveniens of any such suit, action or proceeding and submits to the jurisdiction of such courts. The provisions of this Section 36 shall survive the Closing or the termination of this Agreement until the Survival Date set forth in Section 41 (Survival) hereof.

37.	WAIVER OF TRIAL BY JURY.

Seller and Purchaser each hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to this agreement. The provisions of this Section 37 shall survive the Closing or the termination of this Agreement until the Survival Date set forth in Section 41 (Survival) hereof.

38.	MISCELLANEOUS.

(a) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile transmission, PDF or other means of electronic transmission, shall be as effective as delivery of a manually executed counterpart thereof and shall be binding against the party so executing same.

(b) Any consent or approval to be given hereunder (whether by Seller or Purchaser) shall not be effective unless the same shall be given in advance of the taking of the action for which consent or approval is requested and shall be in writing. Except as otherwise expressly provided herein, any consent or approval requested of Seller or Purchaser may be withheld by Seller or Purchaser in its sole and absolute discretion.

(c) Seller shall have the right to structure the sale of the Property as a forward or reverse exchange thereof for other real property of a like-kind to be designated by Seller (including the ability to assign this Agreement to an entity established in order to effectuate such exchange including a qualified intermediary, an exchange accommodation title holder or one or more single member limited liability companies that are owned by any of the foregoing persons), with the result that the exchange shall qualify for non-recognition of gain or loss under Section 1031 of the Code, the Treasury Regulations thereunder and IRS Revenue Procedure 2000-37. The Purchaser shall execute any and all documents reasonably requested by Seller to effect such exchange, and otherwise assist and cooperate with Seller in effecting such exchange, provided that (i) any additional reasonable costs and expenses incurred by Purchaser as a result of structuring such transaction as an exchange, as opposed to an outright sale, shall be borne by Seller, and (ii) Purchaser shall not incur any additional liability as a result of structuring such transaction as such an exchange.

(d) Notwithstanding anything to the contrary in this Agreement, any reference in this Agreement to time being of the essence shall be subject to extension for a Force Majeure Event. For purposes of this Agreement, “Force Majeure Event” shall mean only an act of God, fire, earthquake, flood, or any other natural cause similar to the foregoing, that is not within the reasonable control of the person seeking the extension or of any of such person’s respective affiliates or related parties, so long as such act or event, in each case, (i) is not due to the fault or negligence of such person or any of such person’s affiliates or related parties, (ii) is not reasonably foreseeable and avoidable or with reasonable efforts by such person or any of its respective affiliates or related parties, and (iii) results in a delay in performance by such person, as applicable, but specifically excluding (A) shortage or unavailability of funds or financial condition, or (B) changes in market conditions such that payment of any required amounts under this Agreement is no longer practicable under the circumstances. In addition to the above, if a Force Majeure Event causes one party to delay its activities hereunder, the other party whose activities are to follow such initially delayed activity, shall also be deemed to have suffered from a Force Majeure Event and the date by which such party is obligated to satisfy its applicable activities shall be delayed for such reasonable amount of time as may be necessary as a result of such delay.

(e) If Purchaser is comprised of more than one party, each such party shall be jointly and severally liable for Purchaser’s obligations under this Agreement.

(f) The provisions of this Section 38 shall survive the Closing or the termination of this Agreement until the Survival Date set forth in Section 41 (Survival) hereof.

39.	ATTORNEYS’ FEES.

In the event of any litigation between the parties hereto to enforce any of the provisions of this Agreement or any right of either party hereto, the unsuccessful party to such litigation agrees to pay to the successful party all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred herein by the successful party in and as part of the judgment rendered in such litigation. The provisions of this Section 39 shall survive the Closing or the termination of this Agreement until the Survival Date set forth in Section 41 (Survival) hereof.

40.	EXCULPATION.

Purchaser agrees that it does not have and will not have any claims or causes of action against any Seller Party (other than Seller), arising out of or in connection with this Agreement or the transactions contemplated hereby. Purchaser agrees to look solely to Seller and Seller’s interest in the Property or, if the Closing has occurred, the net proceeds of the sale (in each case, subject to the limitations on Seller’s liability set forth in this Agreement) for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller’s other assets or properties or any other Seller Parties (or their assets or properties) with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 40, Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against the Seller Parties (other than Seller, subject to the foregoing), and hereby unconditionally and irrevocably releases and discharges such other Seller Parties from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against such other Seller Parties, in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this Section 40 shall survive the Closing or the termination of this Agreement until the Survival Date set forth in Section 41 (Survival) hereof.

41.	SURVIVAL.

(a) The acceptance by Purchaser from Seller of the Deed referred to in Section 21(a) above shall be deemed an acknowledgement, for all purposes, of the full performance and discharge of every representation, agreement and obligation on the part of Seller to be performed by it pursuant to the provisions of this Agreement, except for the following provisions which are to survive Closing (or, as applicable, any termination of this Agreement) until the Survival Date and any other provisions of this Agreement which are specifically stated to survive the Closing (or, as applicable, any termination of this Agreement). The “Survival Date” shall mean the following with respect to the Sections set forth below: The following Sections shall survive indefinitely after Closing (or, as applicable, any termination of this Agreement) subject to the applicable statute of limitations:

Sections 3(a), 3(c) and 3(e) (Access);

Section 4(d) (Purchase Price and Deposit);

Section 13 (Condition of Property; Indemnities);

Sections 14(c) (Limitations on Seller’s Representations)

Section 15 (Purchaser’s Representations);

Section 18 (Brokers and Advisors);

Section 19 (Tax Reduction Proceedings);

Section 21 (Deliveries to Be Made on the Closing Date);

Section 24 (Default by Purchaser or Seller);

Section 26 (Entire Agreement);

Section 27 (Amendments);

Section 28 (Waiver);

Section 29 (Partial Invalidity);

Section 30 (Section Headings);

Section 31 (Governing Law);

Section 32(a) and 32(c) (Parties; Assignment and Recording);

Section 35 (Third Party Beneficiaries);

Section 36 (Jurisdiction and Service of Process);

Section 37 (Wavier of Trial by Jury);

Section 38 (Miscellaneous);

Section 39 (Attorneys’ Fees); and

Section 40 (Exculpation).

(b) The following Sections shall survive indefinitely after any termination of this Agreement (but shall not survive Closing) subject to the applicable statute of limitations:

Section 32(b) (Parties; Assignment and Recording); and

(c) The following Sections shall survive for the period of one (1) year after the Closing Date:

Section 7 (Apportionment);

Section 20 (Transfer Taxes and Transaction Costs);

Section 33 (Confidentiality); and

Section 34 (Further Assurances).

(d) The following Section shall survive for the period of ninety (90) days after the Closing Date:

Section 14(a) (Seller’s Representations).

[NO FURTHER TEXT ON THIS PAGE; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed the day and year first above written.

SELLER:

SAHN EAGLE LLC, a Delaware limited liability company

By:	/s/ Sang Man Lee
Name:	Sang Man Lee
Title:	Manager

PURCHASER:

WALL STREET GLOBAL TRAINING CENTER,
INC., a New York not-for-profit corporation

By:	/s/ Hua Lei
Name:	Hua Lei
Title:	Manager

The undersigned hereby acknowledges, consents and agrees to, and is executing this Agreement only pursuant to, the provisions of Section 4 and Section 23.

COMMONWEALTH LAND TITLE INSURANCE
COMPANY, as Escrow Agent

By:	/s/ Francis M. Hoffman
Name:	Francis M. Hoffman
Title:	Assistant VP & Associate Branch Counsel

EXHIBIT A

Description of the Unit

The Condominium Unit (the “Unit”) in the premises known as 72 Wall Street Condominium and by the street numbers 72 Wall Street and 73 Pine Street, Borough of Manhattan, City, County and State of New York, said Unit being designated and described as Unit No. 1 in the Declaration establishing a plan for condominium ownership of said premises under Article 9-B of the Real Property Law of the State of New York (the “Condominium Act”), dated April 7, 2011 and recorded in the New York Comity Office of the Register of The City of New York (the “City Register’s Office”) on July 1, 2011 as CRFN No. 2011000232485, (hereinafter referred to as the “Declaration”) and also designated as Tax Lot 1001 in Block 40 of the Borough of Manhattan on the Tax Map of the Real Property Assessment Department of The City of New York and on the Floor Plans of said building, certified by John H. Beyer on June 23, 2011, and filed in the Real Property Assessment Department of the City of New York on June 29, 2011 as Condominium Plan No. 2241 also filed in the City Register’s Office on July 1, 2011 as Condominium Map filed under CRFN No. 2011000232486. The land on which the Unit is located is more particularly described in Schedule 1 attached hereto and made a part hereof.

SCHEDULE 1

(to Exhibit A)

DESCRIPTION OF THE LAND

All that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the comer formed by the intersection of the southerly side of Pine Street with the westerly side of Pearl Street;

RUNNING THENCE westerly along the southerly side of Pine Street, 139 feet 6-3/4 inches to the westerly face of the westerly wall of the building on the premises herein described;

THENCE southerly along a line which forms an angle on its easterly side of with the aid southerly side of Pine Street of 89 degrees 54 minutes 30 seconds 69 feet 1-3/8 inches to the northerly face of the northerly wall of the one-story brick extension building on the premises herein described;

THENCE westerly along the northerly face of the northerly wall of the one-story brick extension building on premises herein described and along the southerly face of the southerly wall of premises No. 71 Pine Street and along a line forming an angle on its northerly side of with the said last mentioned course of 90 degrees 59 minutes 30 seconds, 9 feet 5-1/8 inches to the westerly face of the westerly wall of the said extension building;

THENCE southerly along the westerly face of said westerly wall of said extension building and along a line which forms an angle on its easterly side with the last course of 89 degrees 23 minutes 30 seconds, 23 feet 5-3/4 inches to the southerly face of the southerly wall of said building, and to the northerly line of premises adjoining on the south and known as No. 64 Wall Street;

THENCE easterly along the northerly line of premises know as Nos. 64 and 68 Wall Street and along the southerly face of the southerly walls of the one and three story extension buildings on premises herein described and along a line which on its northerly side forms an angle of 90 degrees 56 minutes 55 seconds with said last mentioned course, 29 feet 9-1/2 inches to the northeast comer of premises known as No. 68 Wall Street;

THENCE southerly along the easterly side of said premises knows as No. 68 Wall Street, and along a line forming an angle on its westerly side with the last mentioned course of 88 degrees, 59 minutes 00 seconds, 1 foot 2-1/2 inches to the northerly side of premises No. 70 Wall Street;

THENCE easterly and along the northerly side of premises no. 70 Wall Street and along the southerly face of the southerly wall of the building on premises herein and along a line forming an angle of 91 degrees 15 minutes on its southerly side of with the last mentioned course 26 feet 1-1/2 inches to the westerly face of the westerly wall of the building known as No. 72 Wall Street on the premises herein described;

THENCE southerly along the westerly face of the westerly wall of No. 74 Wall Street and on a line forming an angle on its westerly side with the last mentioned course, 88 degrees 21 minutes 05 seconds, 101 feet 3 inches to the northerly side of Wall Street;

THENCE easterly along the northerly side of Wall Street 89 feet to the comer formed by the intersection of the northerly side of Wall Street with the westerly side of Pearl Street; and

THENCE northerly along the westerly side of Pearl Street 195 feet 2-1/4 inches to the comer first above mentioned, at the point or lace of BEGINNING.

FOR INFORMATION ONLY: Said premises are known as 72 WALT, STREET CONDOMINIUM, 72 Wall Street, New York, New York and designated as Block 40, Lots 1001-1002 in the Tax Map of the City of New York, County of New York.

EXHIBIT B

Form of Bill of Sale

SAHN EAGLE LLC, a Delaware limited liability company, having an address at Unit 1, 73 Pine Street, New York, New York 10005 (“Seller”), in consideration of Ten Dollars ($10.00) and other good and valuable consideration paid to Seller by [                            , a                             ], having an address at [                            ] (“Purchaser”), the receipt and sufficiency of which are hereby acknowledged, hereby sells, conveys, assigns, transfers, delivers and sets over to Purchaser the Personalty (as defined in that certain Purchase and Sale Agreement dated October 4, 2011 between Seller and Wall Street Global Training Center, Inc., as assigned to Purchaser pursuant to that certain Assignment and Assumption of Purchase and Sale Agreement dated                     , 2011 (as amended, the “Purchase Agreement”)) other than the Excluded Property (as defined in the Purchase Agreement).

TO HAVE AND TO HOLD unto Purchaser and its successors and assigns to its and their own use and benefit forever.

This Bill of Sale is made by Seller without recourse and without any expressed or implied representation or warranty whatsoever.

B-1

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed as of this [    ] day of [            ], 2011.

SAHN EAGLE LLC, a Delaware limited liability company

By:
Name:
Title:

B-2

EXHIBIT C

FIRPTA Affidavit

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by SAHN EAGLE LLC (‘“Seller”), the undersigned hereby certifies the following on behalf of the Seller.

1. Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as such terms are defined in the Internal Revenue Code and Income Tax Regulations).

2. Seller’s U.S. employer identification number is 27-0567150.

3. Seller is not a disregarded entity as defined in § 1.1445-2(b)(2)(iii).

4. Seller’s office is located at Unit 1, 73 Pine Street, New York, New York 10005.

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

SAHN EAGLE LLC, a Delaware limited liability company

By:
Name:
Title:

[            ], 2011

C-1

EXHIBIT D

Form of Deed

SAHN EAGLE LLC

TO

[                             ]

DEED

72 Wall Street Condominium

7 2 Wall Street & 73 Pine Street

New York, NY 10005

Unit: 1

County	New York
Block:	40
Lot:	1001

Record and Return To:

[                            ]

[                             ]

[                             ]

[                             ]

UNIT DEED

THIS INDENTURE, made as of the     day of             , 2011, between Sahn Eagle LLC, a Delaware limited liability company, having an office at Unit 1, 73 Pine Street, New York, New York (hereinafter referred to as the “Grantor”), and [                            ], a                     , having an address at                     (hereinafter referred to as the “Grantee”).

W I T N E S S E T H :

That the Grantor, in consideration of Ten ($10.00) Dollars and other good and valuable consideration paid by the Grantee, does hereby grant and release unto the Grantee, and the heirs or successors and assigns of the Grantee, forever:

The Condominium Unit (the “Unit”) in the premises known as 72 Wall Street Condominium and by the street numbers 72 Wall Street and 73 Pine Street, Borough of Manhattan, City, County and State of New York, said Unit being designated and described as Unit No. 1 in the Declaration establishing a plan for condominium ownership of said premises under Article 9-B of the Real Property Law of the State of New York (the “Condominium Act”), dated April 7, 2011 and recorded in the New York County Office of the Register of The City of New York (the “City Register’s Office”) on July 1, 2011 as CRFN No. 2011000232485, (hereinafter referred to as the “Declaration”) and also designated as Tax Lot 1001 in Block 40 of the Borough of Manhattan on the Tax Map of the Real Property Assessment Department of The City of New York and on the Floor Plans of said building, certified by John H. Beyer on June 23, 2011, and filed in the Real Property Assessment Department of the City of New York on June 29, 2011 as Condominium Plan No. 2241 also filed in the City Register’s Office on July 1, 2011 as Condominium Map filed under CRFN No. 2011000232486. The land on which the Unit is located is more particularly described in Schedule A attached hereto and made a part hereof. All capitalized terms herein which are not separately defined herein shall have the meanings given to those terms in the Declaration or in the By-Laws of 72 Wall Street Condominium (said By-Laws, as the same may be amended from time to time, are hereinafter referred to as the “By-Laws”).

Together with an undivided 26.7% interest in the General Common Elements (as such term is defined in the Declaration);

Together with the appurtenances and all the estate and rights of the Grantor in and to the Unit;

Together with, and subject to, the rights, obligations, easements, restrictions and other provisions set forth in the Declaration and the By-Laws, all of which shall constitute covenants running with the Land and shall bind any person having at any time any interest or estate in the Unit, as though recited and stipulated at length herein;

Subject also to such other Hens, agreements, covenants, easements, restrictions, consents and other matters of record as pertain to the Unit, to the Land and/or to the Building (which Land and Building are hereinafter collectively referred to as the “Property”):

TO HAVE AND TO HOLD the same unto the Grantee and the heirs or successors and assigns of the Grantee forever.

The applicable severable provisions of the Declaration shall control in the event any provision of the Declaration or the By-Laws is unenforceable or invalid under, or could be construed to cause the Declaration or the By-Laws to be insufficient to submit the Property to, the provisions of the Condominium Act, or if any provision which is necessary to cause the Declaration and the By-Laws to be sufficient to submit the Property to the provisions of the Condominium Act is missing from the Declaration or the By-Laws, or if the Declaration and the By-Laws are insufficient to submit the Property to the provisions of the Condominium Act.

Except as otherwise specifically permitted by the Condominium Board or provided in the Declaration or the By-Laws, the Unit is intended for commercial use only.

The Grantor covenants that the Grantor has not done or suffered anything whereby the Unit has been encumbered in any way whatsoever, except as set forth herein.

The Grantor, in compliance with Section 13 of the Lien Law of the State of New York, covenants that the Grantor will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund for the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the same for any other purposes.

The Grantee accepts and ratifies the provisions of the Declaration and the By-Laws (and any rules and regulations adopted under the By-Laws) and agrees to comply with all the terms and provisions thereof.

The term “Grantee” shall be read as “Grantees” whenever the sense of this Indenture so requires.

IN WITNESS WHEREOF, the Grantor and the Grantee have duly executed this Indenture as of the day and year first above written.

Grantor:

SAHN EAGLE LLC

By:
Name:
Title:

[signatures continue on next page]

Grantee:

[ ]

By:
Name:
Title:

[signatures continue on next page]

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the     day of July, in the year 2011, before me, the undersigned, a Notary Public in and for said state, personally appeared                             , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is(are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

[signatures continue on next page]

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

On the     day of July, in the year 2011, before me, the undersigned, a Notary Public in and for said state, personally appeared                             , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is(are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

SCHEDULE A

(to Form of Deed)

DESCRIPTION OF THE LAND

All that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the comer formed by the intersection of the southerly side of Pine Street with the westerly side of Pearl Street;

RUNNING THENCE westerly along the southerly side of Pine Street, 139 feet 6-3/4 inches to the westerly face of the westerly wall of the building on the premises herein described;

THENCE southerly along a line which forms an angle on its easterly side of with the aid southerly side of Pine Street of 89 degrees 54 minutes 30 seconds 69 feet 1-3/8 inches to the northerly face of the northerly wall of the one-story brick extension building on the premises herein described;

THENCE westerly along the northerly face of the northerly wall of the one-story brick extension building on premises herein described and along the southerly face of the southerly wall of premises No. 71 Pine Street and along a line forming an angle on its northerly side of with the said last mentioned course of 90 degrees 59 minutes 30 seconds, 9 feet 5-1/8 inches to the westerly face of the westerly wall of the said extension building;

THENCE southerly along the westerly face of said westerly wall of said extension building and along a line which forms an angle on its easterly side with the last course of 89 degrees 23 minutes 30 seconds, 23 feet 5-3/4 inches to the southerly face of the southerly wall of said building, and to the northerly line of premises adjoining on the south and known as No. 64 Wall Street;

THENCE easterly along the northerly line of premises know as Nos. 64 and 68 Wall Street and along the southerly face of the southerly walls of the one and three story extension buildings on premises herein described and along a line which on its northerly side forms an angle of 90 degrees 56 minutes 55 seconds with said last mentioned course, 29 feet 9-1/2 inches to the northeast comer of premises known as No. 68 Wall Street;

THENCE southerly along the easterly side of said premises knows as No. 68 Wall Street, and along a line forming an angle on its westerly side with the last mentioned course of 88 degrees, 59 minutes 00 seconds, 1 foot 2-1/2 inches to the northerly side of premises No. 70 Wall Street;

THENCE easterly and along the northerly side of premises no. 70 Wall Street and along the southerly face of the southerly wall of the building on premises herein and along a line forming an angle of 91 degrees 15 minutes on its southerly side of with the last mentioned course 26 feet 1-1/2 inches to the westerly face of the westerly wall of the building known as No. 72 Wall Street on the premises herein described;

THENCE southerly along the westerly face of the westerly wall of No. 74 Wall Street and on a line forming an angle on its westerly side with the last mentioned course, 88 degrees 21 minutes 05 seconds, 101 feet 3 inches to the northerly side of Wall Street;

THENCE easterly along the northerly side of Wall Street 89 feet to the comer formed by the intersection of the northerly side of Wall Street with the westerly side of Pearl Street; and

THENCE northerly along the westerly side of Pearl Street 195 feet 2-1/4 inches to the comer first above mentioned, at the point or lace of BEGINNING.

FOR INFORMATION ONLY: Said premises are known as 72 WALL STREET CONDOMINIUM, 72 Wall Street, New York, New York and designated as Block 40, Lots 1001-1002 in the Tax Map of the City of New York, County of New York.

EXHIBIT E

Form of Omnibus Assignment and Assumption Agreement

THIS GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), made and entered into this     day of July, 2011, between SAHN EAGLE LLC, a Delaware limited liability company, having an address at Unit 1, 73 Pine Street, New York, New York 10005 (“Assignor”), and [                             , a                             ], having an address at [                            ] (“Assignee”).

W I T N E S S E T H :

Assignor for Ten Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby assigns to Assignee all of Assignor’s right, title and interest in, to and under (i) all books, records, and files owned by Assignor and relating to the occupancy, use or operation of Unit 1 in the condominium known as 72 Wall Street Condominium (the “Condominium”) pursuant to the Condominium Instruments recorded in the New York County Office of the Register of The City of New York (the “City Register’s Office”) on July 1, 2011 as CRFN No. 2011000232485, and also designated as Tax Lot 1002 in Block 40 of the Borough of Manhattan on the Tax Map of the Real Property Assessment Department of The City of New York and on the Floor Plans of said building, certified by John H. Beyer on June 23, 2011, and filed in the Real Property Assessment Department of the City of New York on June 29, 2011 as Condominium Plan No. 2241 also filed in the City Register’s Office on July 1, 2011 as Condominium Map filed under CRFN No. 2011000232486, (ii) the Permits (as defined in that certain Purchase and Sale Agreement dated October 4, 2011 between Assignor and Wall Street Global Training Center, Inc., as assigned to Assignee pursuant to that certain Assignment and Assumption of Purchase and Sale Agreement dated                     (as amended, the “Purchase Agreement”)) and (iii) the Intangible Property (as defined in the Purchase Agreement), in all cases, excluding the Excluded Property (as defined in the Purchase Agreement) (the items set forth in clauses (i) through (iii) above are hereinafter referred to collectively as the “Property Matters”).

TO HAVE AND TO HOLD unto Assignee and its successors and assigns to its and their own use and benefit forever.

Assignee hereby expressly assumes all of the obligations imposed upon Assignor in respect of the Property Matters accruing from and after the date hereof. Assignee hereby agrees to indemnify, hold harmless and defend Assignor from and against any and all claims, demands, causes of action, losses, damages, debts, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Assignor on account of Assignee’s failure to perform the obligations assumed by Assignee hereunder. Assignor hereby agrees to indemnify, hold harmless and defend Assignee from and against all claims, demands, causes of action, losses, damages, debts, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Assignee in connection with or arising out of claims made prior to the date hereof with respect to the Property Matters by third parties relating to the ownership, maintenance or operation of the Property and attributable to events occurring during Assignor’s ownership of the Property (other than events occurring as the result of any actions of Assignee or its affiliates, representatives or agents).

This Agreement is made by Assignor without recourse and without any expressed or implied representation or warranty whatsoever.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

This Agreement shall be governed by the laws of the State of New York without giving effect to conflict of laws principles thereof.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile transmission, PDF or other means of electronic transmission, shall be as effective as delivery of a manually executed counterpart thereof and shall be binding against the party so executing same.

[signature page follows]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Omnibus Assignment and Assumption Agreement as of the date first above written.

ASSIGNOR:

SAHN EAGLE LLC, a Delaware limited liability company

By:
Name:
Title:

[signatures continue on next page]

ASSIGNEE:

[PURCHASER’S SIGNATURE BLOCK TO BE INSERTED]

EXHIBIT F

Form of Assignment and Assumption of Contracts

On this     day of July, 2011, SAHN EAGLE LLC, a Delaware limited liability company, having an address at Unit 1, 73 Pine Street, New York, New York 10014 (“Assignor”), in consideration of Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby assigns to [                             , a                             ], having an address at [                            ] (“Assignee”), all right, title and interest of Assignor under all of the Contracts (as defined in that certain Purchase and Sale Agreement dated October 4, 2011 between Assignor and Wall Street Global Training Center, Inc., a New York not-for-profit corporation, assigned to assignee pursuant to that certain Assignment and Assumption of Purchase and Sale Agreement dated             , 2011 (as amended, the “Purchase Agreement”)) and listed on Schedule A attached hereto.

Assignee hereby expressly assumes all of the obligations imposed upon Assignor under the Contract accruing from and after the date hereof. Assignee hereby agrees to indemnify, hold harmless and defend Assignor from and against any and all claims, demands, causes of action, losses, damages, debts, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Assignor on account of Assignee’s failure to perform the obligations assumed by Assignee hereunder. Assignor hereby agrees to indemnify, hold harmless and defend Assignee from and against all claims, demands, causes of action, losses, damages, debts, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Assignee in connection with or arising out of claims made prior to the date hereof with respect to the Contracts by third parties relating to the ownership, maintenance or operation of the Property and attributable to events occurring during Assignor’s ownership of the Property (other than events occurring as the result of any actions of Assignee or its affiliates, representatives or agents).

This Assignment and Assumption of Contracts and is made by Assignor without recourse and without any express or implied representation or warranty whatsoever.

This Assignment and Assumption of Contracts shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

This Assignment shall be governed by the laws of the State of New York without giving effect to conflict of laws principles thereof.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Assignment by facsimile transmission, PDF or other means of electronic transmission, shall be as effective as delivery of a manually executed counterpart thereof and shall be binding against the party so executing same.

[signature page follows]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Assumption of Contracts to be executed as of the date first set forth above.

ASSIGNOR:

SAHN EAGLE LLC, a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

[SIGNATURE BLOCK TO BE INSERTED]

SCHEDULE A

(to Assignment and Assumption of Contracts)

Contracts

[To be attached.]

SCHEDULE 8

Excluded Property

For purposes of the Purchase and Sale Agreement to which this Schedule is attached (the “Agreement”), “Excluded Property” shall mean (a) any permits, licenses, registrations, approvals and certificates solely related to the pedestrian bridge connecting the Building to that certain real property owned by Seller and located at 70 Pine Street, New York, New York, which pedestrian bridge is divided from Unit 1 at the exterior wall of Unit 1 and (b) any Protected Information.

All defined terms used but not defined in this Schedule shall have the meaning set forth in the Agreement.

SCHEDULE 14(a)(iii)

List of Contracts

None.

SCHEDULE 14(a)(iv)

Litigation

None.

SCHEDULE 14(a)(ix)

List of Tax Certiorari Proceedings

None.